Exhibit 10.1

Share Sale Agreement

Dated 20 October 2016

Glencore Coal Pty Limited ACN 082 271 930 (“Seller”)

GWI Acquisitions Pty Ltd ACN 615 317 130 (“Buyer”)

Genesee & Wyoming Inc. (“Buyer Guarantor”)

Glencore Operations Australia Pty Limited ACN 128 115 140 (“Seller Guarantor”)

King & Wood Mallesons Level 61 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia T +61 2 9296 2000 F +61 2 9296 3999 DX 113 Sydney www.kwm.com

Share Sale Agreement

Contents

Details		1

General terms		3

1	Definitions and interpretation	3

1.1	Definitions	3
1.2	General interpretation	14
1.3	Interpretation of Warranty	15

2	Sale and purchase of Shares	15

2.1	Sale and purchase	15
2.2	Free from Encumbrance	15

3	Purchase Price	16

3.1	Amount	16
3.2	Payment of Completion Adjustment	16
3.3	Completion Adjustment Interest	16
3.4	Method of payment	16

4	Conditions Precedent	17

4.1	Conditions Precedent	17
4.2	Reasonable endeavours	17
4.3	Specific obligations of co-operation	17
4.4	Waiver	18
4.5	Termination of agreement by either party	18
4.6	Effect of termination	18

5	Completion	18

5.1	Time and place of Completion	18
5.2	Pre-Completion obligations	18
5.3	Seller’s obligations	19
5.4	Buyer’s obligations	20
5.5	Notice to ASIC of release of class order guarantee	20
5.6	Simultaneous actions at Completion	21
5.7	Post-Completion notices	21

6	Completion Statement	21

6.1	Preparation and delivery of Completion Statement	21
6.2	Review of Draft Completion Statement	21

7	Completion Statement Dispute Process	22

8	Conduct of Business pending Completion	23

8.1	Conduct of Business	23
8.2	Access to Records and personnel	24

9	Conduct of business after Completion	25

9.1	Use of Seller intellectual property	25

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9.2	Phase out of use of Seller name and marks	25
9.3	Exclusion of directors and officers from liability	25
9.4	Non-solicit	25

10	Class order	26

11	GCIA indemnity	26

11.1	Indemnity	26
11.2	Amendments and extensions	26
11.3	Payment	26
11.4	Right of set-off	26

12	Tax	27

12.1	Tax Indemnity	27
12.2	Payment	27
12.3	Refund	27
12.4	Tax exit	28
12.5	Tax returns	28
12.6	Tax Expert	30
12.7	Pre-Completion Tax matters	30
12.8	Foreign resident capital gains withholding	31
12.9	Seller’s TSA Undertaking	31

13	Warranties and representations	31

13.1	Accuracy	31
13.2	Separate Warranties	31
13.3	Matters disclosed	32
13.4	Buyer’s acknowledgement	32
13.5	Buyer’s representation	33
13.6	Seller’s acknowledgment	34

14	Limitations of Liability	34

14.1	Notice of Claims	34
14.2	Third Party Claims	34
14.3	Seller to consider Claims	35
14.4	Seller to defend Claim	35
14.5	Seller not liable	36
14.6	Recovery	36
14.7	Other limitations	37
14.8	Reduction in Purchase Price	37
14.9	Time limit on Claim	37
14.10	Minimum amount of Claim	38
14.11	Maximum Liability	38
14.12	Exclusion of consequential liability	38
14.13	Insured Claim or loss	38
14.14	Obligation to mitigate	38
14.15	Tax benefit	39
14.16	Seller Guarantor	39

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15	Buyer’s and Buyer Guarantor’s warranties	39

16	Seller Guarantor warranties	39

17	Default	40

17.1	Failure by a party to Complete	40
17.2	Specific performance or termination	40
17.3	Termination of agreement	40

18	Buyer Guarantee and indemnity	40

18.1	Consideration	40
18.2	Guarantee	40
18.3	Indemnity	41
18.4	Extent of guarantee and indemnity	41
18.5	Obligation to pay interest	41
18.6	Compounding	41
18.7	Payments	42
18.8	No merger	42
18.9	Rights of the Seller Beneficiary are protected	42
18.10	Buyer Guarantor’s rights are suspended	43
18.11	Reinstatement of rights	43
18.12	Costs	44

19	Seller Guarantee and indemnity	44

19.1	Consideration	44
19.2	Guarantee	44
19.3	Indemnity	44
19.4	Extent of guarantee and indemnity	45
19.5	Obligation to pay interest	45
19.6	Compounding	45
19.7	Payments	45
19.8	No merger	45
19.9	Rights of the Buyer Beneficiary are protected	46
19.10	Seller Guarantor’s rights are suspended	46
19.11	Reinstatement of rights	47
19.12	Costs	47

20	Seller Group insurance	48

21	Confidential Information and privacy	48

21.1	Confidential Information	48
21.2	Disclosure of Confidential Information	49
21.3	Use of confidential information	49
21.4	Excluded Information	49
21.5	Delivery of materials	49
21.6	Disclosure to other potential buyers	49
21.7	Disclosure prior to the date of this agreement	49
21.8	Enforcement by the Company	49
21.9	Enforcement by the Seller or Seller Group Members	49
21.10	Post Completion	50

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22	Announcements	50

22.1	Public announcements	50
22.2	Public announcements required by law	50

23	Goods and services tax (GST)	51

23.1	Consideration does not include GST	51
23.2	Recovery of GST	51
23.3	Time of payment	51
23.4	Adjustment of additional amount	51
23.5	Reimbursement	51

24	Costs and stamp duty	51

24.1	Legal costs	51
24.2	Stamp duty and registration fees	51

25	Notices and other communications	52

25.1	Form	52
25.2	Delivery	52
25.3	When effective	52
25.4	When taken to be received	52
25.5	Receipt outside business hours	53

26	General	53

26.1	Variation and waiver	53
26.2	Consents, approvals or waivers	53
26.3	Discretion in exercising rights	53
26.4	Partial exercising of rights	53
26.5	Conflict of interest	53
26.6	Remedies cumulative	53
26.7	Indemnities and reimbursement obligations	53
26.8	Inconsistent law	54
26.9	Supervening law	54
26.10	Counterparts	54
26.11	Representations and undertakings continue	54
26.12	Entire agreement	54
26.13	Further steps	54
26.14	Severability	54
26.15	Rules of construction	54
26.16	Knowledge and belief	55
26.17	Assignment	55

27	Governing law	55

27.1	Governing law and jurisdiction	55
27.2	Serving documents	55
27.3	Process agent	55

Signing page		72

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Share Sale Agreement

Details

Parties	Seller, Buyer, Buyer Guarantor and Seller Guarantor

Seller	Name	Glencore Coal Pty Limited

	ACN	082 271 930

	Address	Level 44, Gateway 1 Macquarie Place Sydney, NSW 2000

	Fax Email	+61 (0)2 9251 4740 Nicholas Talintyre

	Attention	Company secretary

Buyer	Name	GWI Acquisitions Pty Ltd

	ACN	615 317 130

	Address	Level 3 33 Richmond Road Keswick SA 5035

	Fax Email	+61 8 8343 5454 mmorris@gwrr.com

	Attention	Company secretary

Buyer Guarantor	Name	Genesee & Wyoming Inc.

	Address	20 West Avenue Darien, Connecticut 06820 United States of America

	Fax Email	+1 203 656 1092 afergus@gwrr.com

	Attention	General Counsel

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Seller Guarantor	Name	Glencore Operations Australia Pty Limited

	ACN	128 115 140

	Address	Level 44, Gateway 1 Macquarie Place Sydney, NSW 2000

	Fax Email	+61 (0)2 9251 4740 Nicholas Talintyre

	Attention	Company secretary

Governing law	New South Wales, Australia

Recitals	A Glencore Rail (NSW) Pty Limited (ACN 079 546 777) is a company incorporated in Australia and has its registered office at Level 44, Gateway, 1 Macquarie Place, Sydney, New South Wales (“Company”).

B The Seller is the registered holder and beneficial owner of 100 fully paid ordinary shares in the capital of the Company being 100% of the issued share capital of the Company.

C The Seller has agreed to sell, and the Buyer has agreed to buy, the Shares on the terms of this agreement.

D      The Buyer Guarantor has agreed to guarantee the obligations of the Buyer and acknowledges incurring obligations and giving rights under this agreement for valuable consideration received from the Seller.

E      The Seller Guarantor has agreed to guarantee the obligations of the Seller and acknowledges incurring obligations and giving rights under this agreement for valuable consideration received from the Buyer.

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Share Sale Agreement

General terms

1	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears these meanings apply:

1997 Act means the Income Tax Assessment Act 1997 (Cth).

Accounting Standards means:

(a)	accounting standards as defined in the Corporations Act; and

(b)	to the extent consistent with paragraph (a), other accounting standards, principles and practices generally accepted in Australia for a business similar to the Company consistently applied.

Adjusted Purchase Price means the amount calculated in accordance with the following formula:

Unadjusted Purchase Price + Completion Adjustment.

Amount of the Consideration means:

(a)	the amount of any payment in connection with a supply; and

(b)	in relation to non-monetary consideration in connection with a supply, the GST exclusive market value of that consideration as reasonably determined by the supplier.

Approval Condition has the meaning given in clause 4.3(a).

Approvals means the material permits, licences, consents and other authorisations required to be held by the Company to conduct the Business.

Authorised Officer means a director or secretary of a party or any other person nominated by a party to act as an Authorised Officer for the purposes of this agreement.

Bradken means Bradken Resources Pty Limited (ACN 098 300 988).

Bradken Contracts means:

(a)	Contract for Design, Manufacture, Commissioning and Delivery of Coal Wagons between the Company and Bradken dated 31 December 2008, as amended from time to time;

(b)	Contract for Design, Manufacture, Commissioning and Delivery of Coal Wagons between the Company and Bradken dated 21 July 2009, as amended from time to time; and

(c)	Contract for Design, Manufacture, Commissioning and Delivery of Coal Wagons (Dec10) between the Company and Bradken dated 23 December 2010, as amended from time to time.

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Business means the rail haulage business conducted by the Company as at the date of this agreement.

Business Day means a day on which banks are open for general banking business in Sydney, New South Wales, not being a Saturday, Sunday or public holiday in that place.

Buyer means the person described so in the Details.

Buyer Beneficiary means in respect of the Seller Guarantee, the Buyer.

Buyer Group means Genesee & Wyoming Inc. and each of its Subsidiaries and includes G&W Australia Holdings LP, the Buyer and each Related Body Corporate of the Buyer (including the Company on and from Completion) and Buyer Group Member means any one of them.

Buyer Guarantee means the guarantee and indemnity in clause 18.

Buyer Guarantor means the person described so in the Details.

Buyer Obligor means in respect of the Buyer Guarantee, the Buyer.

Claim means any allegation, cause of action, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

Company has the meaning given in Recital A.

Completion means completion of the sale and purchase of the Shares in accordance with clause 5 and Complete has a corresponding meaning.

Completion Adjustment means zero plus the Effective Time Net Working Capital.

Completion Adjustment Interest means the amount of interest payable on the Completion Adjustment amount calculated in accordance with clause 3.3.

Completion Date means the later of:

(a)	1 December 2016; and

(b)	subject to clause 4.5, the date that is 5 Business Days after the date that the Conditions Precedent have been satisfied or waived (as applicable) in accordance with this agreement.

Completion Statement means the statement in the form set out in Schedule 3 prepared by reference to the state of affairs as at the Effective Time and reflecting the principles set out in Schedule 3, and settled in accordance with clause 6 or clause 7 (as the case may be).

Conditions Precedent means the conditions precedent set out in clause 4.1 and Condition Precedent means any one of them.

Confidentiality Agreements has the meaning given in clause 21.8.

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Confidential Information means all information disclosed to the Receiving Party or any Related Body Corporate or Representative of the Receiving Party, under or in connection with this document, including:

(a)	the terms of this document;

(b)	information which, either orally or in writing, is designated or indicated as being the proprietary or confidential information of the Disclosing Party or any of its Related Bodies Corporate;

(c)	information derived or produced partly or wholly from the information disclosed including any calculation, conclusion, summary or computer modelling; and

(d)	trade secrets or information which is capable of protection at law or equity as confidential information,

whether the information was disclosed:

(e)	orally, in writing or in electronic or machine readable form;

(f)	before, on or after the date of this agreement;

(g)	as a result of discussions between the parties concerning or arising out of the acquisition of the Shares; or

(h)	by the Disclosing Party or any of its Representatives, any of its Related Bodies Corporate or any Representatives of its Related Bodies Corporate.

Confirmation Notice has the meaning given in clause 12.5(d).

Consolidated Group means a consolidated group within the meaning of the 1997 Act.

Constitution means the constitution of the Company.

Control of an entity includes the power to directly or indirectly:

(a)	determine the management or policies of the entity;

(b)	control the membership of the board or other governing body of the entity; or

(c)	control the casting of more than one half of the maximum number of votes that may be cast at a general meeting of the entity,

regardless of whether the power is in writing or not, enforceable or unenforceable, expressed or implied, formal or informal or arises by means of trusts, agreements, arrangements, understandings, practices or otherwise.

Controller has the meaning it has in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Costs means costs, charges and expenses, including those incurred in connection with advisers and any legal costs on a full indemnity basis.

Cut-Off Time means 5pm (Sydney time) on 14 October 2016.

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Data Room Index means the index of the contents of the virtual data room maintained by or on behalf of the Seller, as set out in Annexure A.

Declaration means the Australian Taxation Office form titled “Foreign resident capital gains withholding – vendor declaration,” or any other document which is a declaration for the purposes of Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth), as agreed to by the parties.

Deed of Cross Guarantee means the deed so entitled, dated 16 December 2008 between the Seller Guarantor, the Seller, the Company and others, executed pursuant to ASIC Class Order 98/1418.

Deed of Release TFA means the deed of release in the form set out in the Side Letter.

Deed of Release TSA means the deed of release in respect of the Seller Tax Sharing Agreement in the form set out in the Side Letter.

Details means the section of this document headed “Details”.

Disclosing Party means the party disclosing Confidential Information.

Disclosure Letter means the letter from the Seller addressed to the Buyer and dated and delivered to it before this agreement is executed by all parties in the form agreed between the Seller and the Buyer and includes all of its schedules and annexures.

Disclosure Material means:

(a)	all of the information and material which was contained in the virtual data room maintained by or on behalf of the Seller as at the Cut-Off Time as set out in the Data Room Index; and

(b)	the matters disclosed in the Disclosure Letter.

Disputed Items has the meaning given to that term in clause 6.2(f)(iii).

Draft Completion Statement has the meaning given to that term in clause 6.1(a).

Due Diligence means the enquiries and investigations into the Company, the Shares and the Business carried out by the Buyer and its Representatives.

Effective Time means 11.59pm on the day before the Completion Date.

Effective Time Net Working Capital means the Effective Time Net Working Capital as calculated in the Completion Statement (which may be a negative number).

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA, or any agreement to create any of them or allow them to exist, excluding any Encumbrance that arises in the ordinary course of business including but not limited to any mechanics’, workmen’s or other like lien.

Environment means all of the physical surroundings of humans including:

(a)	land, water, atmosphere, climate, sound, odour and taste; and

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(b)	the biological factors of animals and plants; and

(c)	the social factor of aesthetics affecting any human individually or in their social groupings.

Environmental Law means a Law or a provision of a Law relating to the Environment.

Excluded Information means Confidential Information which:

(a)	is in or becomes part of the public domain other than through breach of this document or an obligation of confidence owed to the Disclosing Party or any Related Body Corporate of the Disclosing Party;

(b)	the Receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party or its Related Bodies Corporate or Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the Receiving Party acquires from a source other than the Disclosing Party or any Related Body Corporate or Representative of the Disclosing Party where such source is entitled to disclose it.

FIRB means the Foreign Investment Review Board.

FIRB Act means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Financier Consent Deed means the deed in the form set out in Schedule 14 of the Rail Haulage Agreement.

FLACH means Freightliner Australia Coal Haulage Pty Ltd (ACN 137 483 713).

Framework Agreement means the agreement entitled “X-Rail Framework Agreement” between the Company, FLACH, FLA Coal Services Pty Ltd, Freightliner Group Limited, Freightliner Australia Pty Limited and GCIA dated 21 July 2009 as amended from time to time.

Freightliner Entities means each of FLACH, FLA Coal Services Pty Ltd (ACN 137 483 240) and Freightliner Group Limited.

Fuel Facilities means the Facilities and the Equipment, each as defined in the Fuel Facilities Access Agreement.

Fuel Facilities Access Agreement means the agreement entitled “Fuel Facilities Access Agreement” in the form set out in the Side Letter between Glencore Coal (NSW) Pty Limited (ACN 097 523 058) and the Company.

Fuel Facilities Approvals means the material permits, licences, consents and other authorisations required by law to be held by the Company in respect of the Fuel Facilities.

GCIA means Glencore Coal Investments Australia Pty Limited (ACN 082 271 912).

GCIA Guarantees means:

(a)	the guarantee and indemnity granted by GCIA under clause 21 of the Framework Agreement to secure certain obligations under the Framework Agreement; and

(b)	the guarantee and indemnity dated 21 July 2009 between GCIA, United Group Rail Services Ltd (ACN 000 003 136) (now UGL Rail Services Pty Limited) and the Company, pursuant to which certain performance obligations under the UGL Maintenance Agreement are guaranteed.

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Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial body department, commission, authority, tribunal, agency or entity and includes any other person authorised by law to give consents or impose requirements in connection with the Environment. It also includes a self-regulatory organisation established under statute or a stock exchange.

GST has the meaning given in the GST Law.

GST Law has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantor means the person so described in the Details.

Incoming Directors means the persons nominated by the Buyer to be directors of the Company from Completion.

Independent Expert means a person with at least fifteen years’ relevant experience in accounting who has no direct or indirect personal interest in the outcome of the dispute or the issue in respect of which they are consulted pursuant to this agreement and appointed as an expert jointly by the Seller and the Buyer or, if they do not agree on the person to be appointed within 7 days of one party requesting the appointment, the person nominated by the President of the Law Society of NSW, who accepts the appointment.

Input Tax Credit has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Insolvency Law means any law relating to liquidation, administration, insolvency or the protection of creditors.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any of its property; or

(c)	it is subject to any arrangement, assignment, moratorium, compromise or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this document); or

(d)	an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of the things described in paragraphs (a), (b) or (c) in each case in connection with that person, in respect of any of the things described in paragraphs (a), (b) or (c); or

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

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(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this document reasonably deduces it is so subject); or

(g)	there are facts, matters or circumstances which give any person the right to apply to liquidate or wind it up; or

(h)	it has stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts; or

(i)	it is otherwise unable to pay its debts when they fall due; or

(j)	something having a substantially similar effect to any of the things described in paragraphs (a) to (i) happens in connection with that person under the law of any jurisdiction.

Insurance Policies means the insurance policies referred to in document 04.07.01 in the Data Room Index.

Intercompany Debt means all amounts (including any accrued interest) outstanding from, or payable to, a Related Body Corporate of the Company and comprises Intercompany Payables and Intercompany Receivables. For the avoidance of doubt, Intercompany Debt includes any amounts receivable from or payable to a Related Body Corporate of the Company in respect of a Consolidated Group tax funding agreement.

Intercompany Payables means all Intercompany Debt payable to a Related Body Corporate of the Company by the Company. For the purpose of this definition, “Related Body Corporate” means a Related Body Corporate of the Company at the time immediately prior to Completion on the Completion Date.

Intercompany Receivables means all Intercompany Debt outstanding from a Related Body Corporate of the Company to the Company. For the purpose of this definition, “Related Body Corporate” means a Related Body Corporate of the Company at the time immediately prior to Completion on the Completion Date.

Intercompany WC Debt means all Intercompany Debt in the nature of working capital which arises in respect of the day to day operations of the Business.

Interest Rate means a rate per annum which is equal to BBSW plus 2%. For these purposes BBSW means the bid rate displayed at or about 10.30am (Sydney time) on the relevant date on the Thomson Reuters screen BBSW page (Australian Financial Markets Associations Bank Bill Swap Benchmark rate) for Australian bank bills with a three month duration (or displayed on any other replacement Thomson Reuters page that displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters).

Last Accounts means the unaudited pro-forma balance sheet of the Company as at the Last Balance Date attached as Schedule 5 to this agreement.

Last Balance Date means 30 September 2016.

Liability means any liability, debt, Claim, Loss or obligation of any kind and however arising (whether actual, contingent or prospective and whether the amount for which for the time being is not ascertained or ascertainable), irrespective of when the acts, events or things giving rise to the liability occurred.

Loss means all damage, loss, cost and expense (including legal costs, penalties, fines, interest and expenses of whatsoever nature or description).

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Material Contracts means each of:

(a)	the Framework Agreement;

(b)	the UGL Maintenance Agreement;

(c)	the Rolling Stock Lease;

(d)	the Bradken Contracts; and

(e)	the UGL Contracts.

Material Form includes any form (whether visible or not) of storage from which reproductions can be made.

MEC Group has the meaning given in 1997 Act.

Mines has the meaning given in the Rail Haulage Agreement.

NDA means the agreement entitled “Confidentiality Agreement” between the Seller and Genesee & Wyoming Australia Pty Ltd dated 8 June 2016.

NDA Deed of Release means a Deed of Release (in a form satisfactory to the Buyer and the Seller) between the parties to which they agree that the Confidential Information of the Company ceases to be Confidential Information of the Seller for the period on and from Completion, but all other provisions of the NDA remain in force and effect in accordance with the terms of the NDA.

Other Buyers has the meaning given to that term in clause 21.8.

Post-Completion Claim has the meaning given in clause 20(a)(ii).

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSR means the personal properties securities register established under the PPSA.

Pre-Completion Material Adverse Event means an event that:

(a)	causes loss or damage to the Rolling Stock; and

(b)	that results in a diminution in the value of the Shares by at least $30,000,000.

Pre-Completion Tax Event has the meaning given to it in clause 12.7(a).

Pre-Completion Tax Return has the meaning given to it in clause 12.5(a).

Preparer means, in relation to a Relevant Return, the Buyer or the Seller, as relevant.

Rail Haulage Agreement means the agreement entitled “Rail Haulage Agreement” between the Seller, the Company and Glencore plc in the form set out in the Side Letter.

Receiving Party means the party that is the recipient of Confidential Information.

Records means originals and copies, in any Material Form, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Business or the Company and includes:

(a)	minute books, statutory books and registers, books of account and copies of taxation returns;

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(b)	all trading and financial records;

(c)	lists of all regular suppliers and customers;

(d)	documents of title; and

(e)	agreements to which the Company is a party.

Recovered Sum means the amount recovered by the Buyer under clause 14.6.

Related Body Corporate has the meaning it has in the Corporations Act, provided that, for the purposes of clause 13.3, the Company will not be regarded as a Related Body Corporate of the Buyer.

Relevant Return means a Pre-Completion Tax Return or a Straddle Return.

Representative of a party includes an employee, agent, officer, director, adviser or consultant of that party acting on behalf of that party in relation to the transactions contemplated by this agreement, but in the case of agents, advisers or consultants, only including individuals actually acting on behalf of the party in relation to the transactions contemplated by this agreement.

Retiring Directors means the directors of the Company immediately prior to Completion.

Retiring Secretaries means the secretaries of the Company immediately prior to Completion.

Reviewer means, in relation to a Relevant Return:

(a)	if the Preparer is the Buyer – the Seller; or

(b)	if the Preparer is the Seller – the Buyer.

Rolling Stock means the locomotives, wagons, spare parts and related items set out in Schedule 4.

Rolling Stock Lease means the lease between the Company and FLACH dated 2 July 2009 as amended from time to time.

Securities means shares, debentures, stocks, bonds, notes, interests in a managed investment scheme, units, warrants, options, derivative instruments or any other securities.

Seller means the person so described in the Details.

Seller Beneficiary means in respect of the Buyer Guarantee, the Seller.

Seller Consolidated Group means the Consolidated Group of which Glencore Investment Pty Limited (ACN 076 513 034) is the head company.

Seller Group means Glencore plc and each of its Subsidiaries and Seller Group Member means any one of them.

Seller Guarantee means the guarantee and indemnity in clause 19.

Seller Guarantor means the person so described in the Details.

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Seller Obligor means, in respect of the Seller Guarantee, the Seller.

Seller Tax Sharing Agreement means the tax sharing agreement executed by Glencore Investment Pty Limited and others on or around 1 December 2014.

Shares means all of the issued shares in the capital of the Company details of which are set out in Schedule 1 and Share means any one of those shares.

Side Letter means the letter agreement between the Buyer and the Seller dated the date of this agreement.

Straddle Return has the meaning given to it in clause 12.5(b).

Straddle Tax Period has the meaning given to it in clause 12.3.

Subsidiary of an entity means another entity which:

(a)	is a subsidiary of the first entity within the meaning of the Corporations Act; or

(b)	is part of the consolidated entity constituted by the first entity and the entities it is required to include in the consolidated financial statements it prepares, or would be if the first entity was required to prepare consolidated financial statements.

A trust may be a subsidiary (and an entity may be a subsidiary of a trust) if it would have been a subsidiary under this definition if that trust were a body corporate. For these purposes, a unit or other beneficial interest in a trust is to be regarded as a share.

Sunset Date means 12 January 2017 or such later date as the Buyer, having used reasonable endeavours, is able to extend the commitment period for its debt financing relating to the transactions contemplated by this agreement, provided that the Sunset Date may be no later than 28 February 2017.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding that is assessed, levied, imposed or collected by any Government Agency, including any interest, fine or penalty charged in respect of the aforementioned amounts.

Tax Assessment means an assessment, deemed assessment, amended assessment, notice, demand or other document issued or action taken by or on behalf of a Government Agency whether before or after the date of this agreement, to the extent to which it relates to any period or event (other than the execution of the Rail Haulage Agreement) occurring before or on Completion, as a result of which the Company is liable to make a payment of Tax, whether being Tax payable by the Company, a member or former member of the Seller Consolidated Group (including the head company of the Seller Consolidated Group), or member or former member of any other Consolidated Group or MEC Group of which the Company was a member.

Tax Assessment Amount means the amount of Tax that the Company is liable to pay as a result of a Tax Assessment.

Tax Dispute Notice means a written notice, issued pursuant to clause 12.5(e) disputing the manner in which a party has prepared a Relevant Return which includes an explanation as to the dispute and the specific adjustments required by the other party.

Tax Expert means a person with at least fifteen years’ experience in Tax who has no direct or indirect personal interest in the outcome of the dispute or the

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issue in respect of which they are consulted pursuant to this agreement agreed by the Buyer and the Seller, or if they do not agree on the person to be appointed within 7 Business Days of either party requesting an appointment, a person nominated by the president of the Law Society of NSW, who accepts the appointment.

Tax Indemnity means the indemnity provided in clause 12.1.

Tax Indemnity Claim means a Claim under the Tax Indemnity.

Tax Law means a law with respect to or imposing any Tax or duty.

Tax Period means an income year, tax year, franking year or other period of time referable to the relevant Tax.

Tax Return means any return relating to Tax including any document which must be lodged with a Government Agency or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment), excluding returns relating to income Tax.

Third Party Claim has the meaning given in clause 14.2.

Third Party Debt means any debt or money owing by the Company to a third party by way of loan (excluding for the avoidance of doubt any Intercompany Debt as at the Effective Time and Effective Time Net Working Capital).

Third Party Reports means:

(a)	Coal Market Report prepared by Wood Mackenzie dated 3 June 2016 (document 02 in the ‘Project Monty Indicative Bid Documents’ folder in the Data Room Index);

(b)	Coal Market Report update and Data Sheet prepared by Wood Mackenzie dated 25 July 2016 (documents 01.03.01 and 01.03.02 in the Data Room Index);

(c)	Glencore Rolling Stock Review prepared by Hatch dated 2 June 2016 (document 03 in the ‘Project Monty Indicative Bid Documents’ folder in the Data Room Index); and

(d)	Project Monty Vendor Legal Due Diligence Report prepared by King & Wood Mallesons dated 15 September 2016 (document 01.03.06 in the Data Room Index).

Transaction has the meaning given in clause 4.1(a)(i).

UGL Contracts means:

(a)	Locomotive Supply Agreement – Contract for design, manufacture and supply of locomotives (and related equipment) between the Company and UGL Rail Services Limited (formerly United Group Rail Services Limited) dated 21 July 2009, as amended from time to time; and

(b)	Locomotives (XRN11-20) Supply Agreement – Contract for design, manufacture and supply of locomotives (and related equipment) between the Company and UGL Rail Services Limited dated 24 December 2010, as amended from time to time.

UGL Maintenance Agreement means the agreement entitled “Maintenance Agreement” between Freightliner Australia Coal Haulage Pty Ltd, UGL Rail Services Pty Limited and the Company dated 21 July 2009 as amended from time to time.

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Unadjusted Purchase Price means $1,140,000,000.

Warranties means the warranties and representations by the Seller and the Seller Guarantor (as applicable) in this agreement under clauses 13, 16 and Schedule 2 and Warranty has a corresponding meaning.

1.2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this agreement:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)	a reference to a document also includes any variation, replacement or novation of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	a reference to “person” or “entity” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(f)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)	a reference to a time of day is a reference to Sydney time;

(h)	a reference to dollars, $ or A$ is a reference to the currency of Australia;

(i)	a reference to “law” includes common law, principles of equity and legislation (including regulations);

(j)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(k)	a reference to “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(l)	an agreement, representation or warranty in favour of 2 or more persons is for the benefit of them jointly and each of them individually;

(m)	an agreement, representation or warranty by 2 or more persons binds them jointly and each of them individually;

(n)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(o)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

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(p)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

(q)	if a party must do something under this agreement on or by a given day and it is done after 5.00pm on that day, it is taken to be done on the next day;

(r)	if the day on which a party must do something under this agreement is not a Business Day, the party must do it on the next Business Day;

(s)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(t)	a reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form; and

(u)	a reference to a party using or obligation on a party to use its best endeavours or reasonable endeavours does not oblige that party to:

(i)	pay money:

(A)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(B)	in circumstances that are commercially onerous or unreasonable in the context of this agreement;

(ii)	provide other valuable consideration to or for the benefit of any person; or

(iii)	agree to commercially onerous or unreasonable conditions.

1.3	Interpretation of Warranty

Unless otherwise defined in this agreement, defined terms used in paragraph 19 of Schedule 2 have the meaning given to them under the Rail Haulage Agreement.

2	Sale and purchase of Shares

2.1	Sale and purchase

The Seller, as the legal and beneficial owner of the Shares, agrees to sell the Shares to the Buyer and the Buyer agrees to buy the Shares from the Seller, on the terms and conditions of this agreement.

2.2	Free from Encumbrance

The Shares must be transferred free from any Encumbrance and with all rights, including dividend rights, attached or accruing to them on and from the date of Completion.

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3	Purchase Price

3.1	Amount

The price payable for the Shares is the Adjusted Purchase Price, excluding GST, to be paid in accordance with clauses 5.4(a) and 3.2.

3.2	Payment of Completion Adjustment

(a)	Subject to clause 3.2(b), within 5 Business Days of the finalisation of the Completion Statement in accordance with clause 6 or 7 the Completion Adjustment plus Completion Adjustment Interest will be paid:

(i)	by the Buyer to the Seller if the Completion Adjustment is greater than $50,000 and a positive amount; or

(ii)	by the Seller to the Buyer if the absolute value of the Completion Adjustment is greater than $50,000 and a negative amount.

(b)	The parties agree that:

(i)	if the Completion Adjustment is greater than $50,000 and a positive amount, the Buyer is not required to pay the Completion Adjustment and Completion Adjustment Interest to the Seller until such time as the Company has received all Intercompany Receivables payable to it by the Seller Group which are included in the final and binding Completion Statement; and

(ii)	notwithstanding any other agreement between the Company and any Seller Group Member, if the absolute value of the Completion Adjustment is greater than $50,000 and a negative amount, the Company is not required to pay any Intercompany Payables payable by it to the Seller Group which are included in the final and binding Completion Statement until such time as the Buyer has received the Completion Adjustment and Completion Adjustment Interest under clause 3.2(a)(ii).

3.3	Completion Adjustment Interest

(a)	Interest is payable on the Completion Adjustment at the Interest Rate.

(b)	Interest at the Interest Rate on the Completion Adjustment accrues daily from (and including) the Effective Time to (but excluding) the date of the actual payment and is calculated on actual days elapsed and a year of 365 days.

3.4	Method of payment

Each payment referred to in this clause 3 must be made by direct deposit of cleared funds to the credit of a bank account (specified in writing by the payee to the payer no later than 3 Business Days before the due date for payment) or by any other method agreed by the parties.

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4	Conditions Precedent

4.1	Conditions Precedent

Completion is conditional on:

(a)	(FIRB approval) either:

(i)	the Treasurer of the Commonwealth of Australia (or his delegate) having provided written advice with conditions acceptable to the Buyer acting reasonably or without conditions that there are no objections under the FIRB Act to the transactions contemplated under this agreement (“Transaction”), taking into account the proposed investment in the Buyer Group by funds managed or advised by entities within the Macquarie Infrastructure and Real Assets division of Macquarie Group Limited prior to the Completion Date; or

(ii)	after notice of the Transaction has been given to the Treasurer of the Commonwealth of Australia under the FIRB Act, the Treasurer ceases to be empowered to make any order or decision under Division 2 of Part 3 of the FIRB Act in respect of the Transaction because of lapse of time, whichever first occurs; and

(b)	(Pre-Completion Material Adverse Event) the Seller providing the Buyer with satisfactory evidence that:

(i)	any Pre-Completion Material Adverse Event has been cured; or

(ii)	no Pre-Completion Material Adverse Event has occurred at the time that the Condition Precedent in clause 4.1(a) has been satisfied.

4.2	Reasonable endeavours

Each party must cooperate with the other parties and use its reasonable endeavours to obtain the satisfaction of the Conditions Precedent as soon as reasonably possible, and any event on or before the Sunset Date, including procuring performance by a third party.

4.3	Specific obligations of co-operation

Without limiting clause 4.2:

(a)	the Buyer must keep the Seller informed of the status of the satisfaction of the Condition Precedent in paragraph 4.1(a) (“Approval Condition”);

(b)	each party must make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling the Conditions Precedent to be fulfilled;

(c)	no party may take any action that would or would be likely to prevent or hinder the fulfilment of the Conditions Precedent;

(d)	each party must supply to the other copies of all information supplied for the purpose of enabling the Conditions Precedent to be fulfilled, provided that no party is obliged to provide confidential information to any other party;

(e)	the parties must keep each other informed of any circumstances which may result in any Condition Precedent not being satisfied in accordance with its terms; and

(f)	each party must notify the other parties within 1 Business Day on becoming aware of the fulfilment of each Condition Precedent or of a Condition Precedent becoming incapable of being fulfilled.

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4.4	Waiver

(a)	The Approval Condition cannot be waived.

(b)	The Condition Precedent in clause 4.1(b) may only be waived by both the Buyer and the Seller by written notice.

4.5	Termination of agreement by either party

If the Conditions Precedent are not satisfied by the Sunset Date and have not been waived in accordance with clause 4.4 then, if the party who wishes to terminate this agreement has complied with clauses 4.2 and 4.3, this agreement may be terminated by notice given by the Buyer or the Seller to the other of them.

4.6	Effect of termination

If this agreement is terminated under clause 4.5 or clause 17.2 then, in addition to any other rights, powers or remedies provided by law:

(a)	each party is released from its obligations under this agreement other than in relation to clauses 21 and 24.1;

(b)	each party retains the rights it has against any other party in connection with any breach or Claim that has arisen before termination;

(c)	the Buyer must return to the Seller all documents and other materials in any medium in its possession, power or control which contain any information relating to the Company, including the Records; and

(d)	the Seller must return to the Buyer all documents and other materials in any medium provided by the Buyer pursuant to clause 4.3.

5	Completion

5.1	Time and place of Completion

Completion will take place on the Completion Date at the offices of King & Wood Mallesons, at Governor Phillip Tower, Level 61, 1 Farrer Place, Sydney or any other place agreed between the Seller and the Buyer.

5.2	Pre-Completion obligations

At least 3 Business Days prior to the Completion Date:

(a)	the Buyer must give to the Seller and the Company a notice setting out details of the persons to be appointed as the Incoming Directors, secretaries and public officers of the Company and bank signatories of any bank accounts held by the Company on and from Completion, together with consents to act executed by such persons; and

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(b)	the Seller must deliver to the Buyer:

(i)	counterparts of each of the Rail Haulage Agreement and the Fuel Facilities Access Agreement, duly executed by all parties to them; and

(ii)	a counterpart of the Financier Consent Deed, duly executed by the Company and the Seller.

5.3	Seller’s obligations

On Completion, the Seller must deliver to the Buyer:

(a)	(transfers and Share certificates) executed transfers in favour of the Buyer (or as it may direct) of all the Shares (in a form agreed by the Buyer acting reasonably), the share certificates for the Shares and any consents which the Buyer reasonably requires the Seller to obtain;

(b)	(Records and common seal) the Records and the common seal (if any) of the Company except that if the Seller is legally required to retain any of the documents, the Seller may deliver copies of those documents in lieu of the originals to the Buyer;

(c)	(resignations) written resignations of the Retiring Directors, Retiring Secretaries, existing public officers of the Company and existing bank account signatories of the Company;

(d)	(directors resolution of the Company) a certified copy of a resolution of directors of the Company resolving that:

(i)	subject to the payment of stamp duty, the transfer of the Shares to the Buyer will be registered, the existing share certificates for the Shares will cancelled and new share certificates for the Shares in the name of the Buyer will be executed and delivered by the Company;

(ii)	subject to the Constitution of the Company each of the Incoming Directors be appointed to the board of directors of the Company, and the resignation of the Retiring Directors from the board and the Resigning Secretaries and existing public officers be accepted, all with effect from Completion, but so that a properly constituted board of directors is in existence at all times; and

(iii)	the signatories of any bank accounts maintained by the Company are changed to those notified by the Buyer under clause 5.2(a);

(e)	(release of class order guarantee) a copy of a certificate of the directors of the Seller (or of its holding company, if any) pursuant to clause 4.2(c)(i) of the Deed of Cross Guarantee;

(f)	(Deed of Release TFA and Deed of Release TSA) copies of the Deed of Release TFA and the Deed of Release TSA executed by the Company and Glencore Investment Pty Limited;

(g)	(clear exit payment) evidence that any required clear exit payment has been paid by the Company (if a payment is required to be made);

(h)	(Conditions Precedent) evidence that the Condition Precedent set out in clause 4.1(b) has been satisfied or waived;

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(i)	(release in favour of former directors and officers) a release executed by the Company in favour of each of the pre-Completion directors and officers in the form attached as Schedule 6;

(j)	(Intercompany Debt) evidence that all Intercompany Payables other than Intercompany WC Debt have been paid or otherwise settled in full and all Intercompany Receivables other than Intercompany WC Debt have been forgiven or otherwise settled in full;

(k)	(access) all user logins, keys, codes, authorisations, passwords or anything else required to access and manage the Business;

(l)	(US Treasury Regulation election) evidence that the Seller has made a valid election pursuant to U.S. Treasury Regulation Section 301.7701-3 to treat the Company as an entity disregarded by its owner solely for U.S. income tax purposes, to be effective on the Completion Date;

(m)	(NDA Deed of Release) the NDA Deed of Release executed by the Seller; and

(n)	(data room content) an electronic record of all contents of the virtual data room as listed in the Data Room Index.

5.4	Buyer’s obligations

On Completion the Buyer must, subject to the Seller’s compliance with clauses 5.2(b) and 5.3:

(a)	(Unadjusted Purchase Price) pay the Seller the Unadjusted Purchase Price;

(b)	(consents to act) deliver consents to act executed by the Incoming Directors, secretaries and public officers;

(c)	(Financier Consent Deed) deliver a counterpart of the Financier Consent Deed executed by the Security Trustee as defined in that deed;

(d)	(Conditions Precedent) deliver evidence that the Condition Precedent in clause 4.1(a) has been satisfied; and

(e)	(NDA Deed of Release) deliver the NDA Deed of Release executed by Genesee & Wyoming Australia Pty Ltd.

5.5	Notice to ASIC of release of class order guarantee

No later than the next Business Day after Completion:

(a)	the Seller must lodge with ASIC a declaration by the directors of the Seller (or of its holding company, if any) referred to in clause 5.3(e) in accordance with clause 4.2(c)(i) of the Deed of Cross Guarantee; and

(b)	the Buyer must lodge with ASIC a copy of the certificate referred to in clause 5.3(e) and a notice of disposal of the Company, in accordance with clause 4.2(c)(i) and (ii) of the Deed of Cross Guarantee.

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5.6	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this agreement are interdependent; and

(b)	unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date.

5.7	Post-Completion notices

Each party will immediately give to the other party all payments, notices, correspondence, information or enquiries in relation to the Company which it receives after Completion and which belong to the other party.

6	Completion Statement

6.1	Preparation and delivery of Completion Statement

(a)	The Buyer must procure that the Company prepare and deliver to the Seller no later than 30 Business Days after Completion a draft of the Completion Statement (the “Draft Completion Statement”) in the form set out in Schedule 3 and prepared in accordance with the Accounting Standards and the principles set out in Schedule 3.

(b)	The Draft Completion Statement must be prepared without taking into account any event occurring after Completion.

6.2	Review of Draft Completion Statement

(a)	The Buyer must ensure that if requested by the Seller in connection with its review of the Draft Completion Statement, that:

(i)	the Seller and its Representatives are provided with reasonable access during normal business hours to the books, records and work papers of the Company and the Freightliner Entities, and employees of the Buyer Group (including the Company and the Freightliner Entities) responsible for or involved in the preparation of the Draft Completion Statement and subject to any reasonable requirements of the Buyer in respect of such access; and

(ii)	the Buyer and its Representatives provide a prompt response to any reasonable request for information or explanation made by the Seller or its Representatives in relation to its review of the Draft Completion Statement.

(b)	The Seller must within 10 Business Days after the date on which it receives the Draft Completion Statement from the Company, give notice to the Buyer:

(i)	stating that it agrees with the Draft Completion Statement; or

(ii)	if the Seller does not agree with the Draft Completion Statement and the quantum of the disputed amount is $50,000 or more, stating that it does not agree with the Draft Completion Statement and specifying:

(A)	each item in the Draft Completion Statement that it disputes;

(B)	the grounds on which it disputes each such item; and

(C)	the proposed adjustment to each item which it disputes.

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(c)	If:

(i)	the Seller gives notice under clause 6.2(b)(i) that it agrees with the Draft Completion Statement; or

(ii)	if at the conclusion of the 10 Business Day period referred to in clause 6.2(b) the Buyer has not received a notice complying with either clauses 6.2(b)(i) or 6.2(b)(ii),

then the Draft Completion Statement will constitute the final and binding Completion Statement for the purposes of this agreement.

(d)	If the Seller issues a notice under clause 6.2(b)(ii), then the Buyer and the Seller must confer in good faith with a view to resolving any disputed item and any changes to the Draft Completion Statement within 10 Business Days of the date the notice was issued.

(e)	If at the expiry of the 10 Business Day period referred to in clause 6.2(d) both the Buyer and the Seller in writing agree:

(i)	the Draft Completion Statement; or

(ii)	variations to the Draft Completion Statement,

then the Draft Completion Statement or the Draft Completion Statement as varied (as the case may be) will constitute the final and binding Completion Statement for the purposes of this agreement.

(f)	If the Buyer and the Seller fail to reach agreement in accordance with clauses 6.2(d) and 6.2(e), then:

(i)	the Draft Completion Statement is final and conclusive in respect of all matters specified in it which are not in dispute;

(ii)	the Draft Completion Statement must be adjusted to reflect the resolution of all disputed items resolved between the Seller and Buyer; and

(iii)	the disputed items in the Draft Completion Statement which remain unresolved (“Disputed Items”) must be the subject of a review by the Independent Expert in accordance with clause 7.

7	Completion Statement Dispute Process

The Buyer and the Seller must procure that the Independent Expert determines the Disputed Items referred to the Independent Expert under clause 6.2(f) in accordance with the following provisions:

(a)	the Buyer and the Seller must instruct the Independent Expert to:

(i)	decide the Disputed Items based solely on the terms of this agreement, the application of the principles set out in Schedule 3 and the submissions of the Buyer and the Seller and the responses to those submissions and within the shortest possible time but, in any event, within 20 Business Days after the Disputed Items are referred to the Independent Expert; and

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(ii)	upon completion of its review, deliver to the Buyer and the Seller a report identifying any changes required to be made to the Draft Completion Statement, together with a revised statement of the Draft Completion Statement incorporating such changes in order that such Draft Completion Statement comply with the provisions of this agreement, such revised statement to constitute the final and binding Completion Statement for the purposes of this agreement in the absence of fraud or manifest error;

(b)	the Buyer and the Seller must provide the Independent Expert with any information and assistance reasonably required by the Independent Expert to determine the Disputed Items referred to the Independent Expert;

(c)	the Independent Expert must distribute a copy of each party’s submission to the other party in relation to any Disputed Items or the dispute process concurrently once both submissions have been received;

(d)	the Independent Expert shall afford the Buyer and the Seller a reasonable opportunity to submit a written response to the other’s submission;

(e)	the Independent Expert acts as an independent expert and not as an arbitrator and the decision of the Independent Expert is final and binding on the Buyer and the Seller in the absence of fraud or manifest error; and

(f)	in respect of the costs of the Independent Expert, these costs shall be borne equally by the parties unless otherwise determined by the Independent Expert.

8	Conduct of Business pending Completion

8.1	Conduct of Business

The Seller will ensure that (except as disclosed in writing by the Seller and agreed to in writing by the Buyer or in accordance with the terms of this agreement) from the date of this agreement until the Completion Date:

(a)	(operation of business) the Company must operate the Business in its ordinary and usual course, in accordance with its usual business practices including:

(i)	exercising its rights and performing its obligations under the Framework Agreement to ensure that asset maintenance schedules and operating standards consistent with budget and plans are adhered to;

(ii)	maintenance of all existing insurance policies; and

(iii)	conducting the Business in compliance with all applicable laws and regulations;

(b)	(Rolling Stock) the Company will not sell or Encumber any item of the Rolling Stock;

(c)

(significant contracts) the Company will not enter into, amend, or terminate, any contract (including the Material Contracts) (except for the entry into the Fuel Facilities Access Agreement, the Rail Haulage

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Agreement, Financiers Consent Deed and any other agreement which it is contemplated by this agreement that the Company enter into or which is otherwise required to be entered into by the Company to give effect to the transactions contemplated in this agreement);

(d)	(employment contracts) the Company will not enter into any employment contract;

(e)	(assets) the Company will not acquire any asset for a consideration of more than $50,000 (single item) or any group or series of assets for a consideration of more than $100,000 in aggregate, make any revaluation of any asset, declare itself trustee of or encumber any assets or deal with any assets;

(f)	(corporate actions) the Company will not:

(i)	increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other Securities;

(ii)	buy back, redeem, retire or make any offer to buy back its Shares, or agree to do so; or

(iii)	sell or give any option, right to purchase, mortgage, charge, pledge, lien or other form of security or Encumbrance over any Shares;

(g)	(borrow or guarantee) the Company will not borrow any amount from or provide any guarantee to a third party (other than Intercompany WC Debt);

(h)	(corporate transactions) the Company will not merge or consolidate with any other corporation or acquire any shares or the business or assets of any other person, firm, association, corporation or business organisation, or agree to do any of the foregoing;

(i)	(constitution and policies) the Company will not make any changes to its Constitution or accounting policies (except as required by the Accounting Standards or by law);

(j)	(litigation) the Company and the Seller notifies the Buyer of any new claim, litigation, investigation, arbitration or other like proceeding in relation to the Company as soon as practicable after the Seller becomes aware of it; and

(k)	(Mines) no Seller Group Member disposes of its interest in any of the Mines,

but notwithstanding the remainder of this clause 8.1 the Company may:

(l)	(forgiveness of Intercompany Receivable) prior to Completion, forgive or otherwise settle any Intercompany Receivable;

(m)	(payment of Intercompany Payables) prior to Completion pay or otherwise settle any Intercompany Payable; and

(n)	(dividend) declare, determine or pay any dividend.

8.2	Access to Records and personnel

(a)	The Seller agrees to allow the Buyer and its Representatives full and free access (including taking copies) to the Records on reasonable notice and at all reasonable times before the Completion Date, to enable the Buyer to become familiar with the affairs of the Company.

(b)	The Seller must ensure that all relevant officers, employees and agents of the Seller Group are available at all reasonable times to give access and provide assistance to the Buyer as provided by clause 8.2(a), including to give information and explanations relating to the Company as requested by the Buyer.

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9	Conduct of business after Completion

9.1	Use of Seller intellectual property

Except as permitted by clause 9.2, the Buyer must not and must ensure that the Company does not, after Completion use any name or trade mark which is substantially identical or deceptively similar to a name or trade mark owned by the Seller.

9.2	Phase out of use of Seller name and marks

(a)	The Buyer must use its best endeavours to ensure that, no later than one year after Completion, no sign on, or related to any of, the premises or Rolling Stock used in connection with the business of the Company displays any name or trade mark owned by the Seller or a Related Body Corporate of the Seller.

(b)	The parties agree that nothing in this clause 9.2 requires the Buyer to take any Rolling Stock out of service outside the ordinary maintenance schedules for the relevant Rolling Stock for the sole purpose of removing such names or trade marks.

9.3	Exclusion of directors and officers from liability

(a)	From Completion, the Buyer, to the maximum extent permitted by law, will ensure that the Company does not take any action or proceeding or make any Claim or demand against any of the former directors or officers of the Company in respect of act or omission on the part of such director or officer before Completion, other than any matter arising from the wilful misconduct or dishonesty of that director or officer.

(b)	The Buyer acknowledges that this clause 9.3 is for the benefit of those directors and officers, and is held on trust for them by the Seller.

9.4	Non-solicit

The Seller undertakes to the Buyer that neither it nor any Seller Group Member will on its own account or for any person, enterprise, firm, partnership, trust, joint venture or syndicate directly or indirectly entice (or attempt to entice) away from the Buyer Group any employee for a period of two years from the Completion Date.

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10	Class order

(a)	Notwithstanding the Deed of Cross Guarantee, the parties agree that from Completion:

(i)	the Company is not responsible or liable for the debts or Liabilities of any Seller Group Member (other than the Company):

(A)	which would otherwise be covered by the scope of the Deed of Cross Guarantee; or

(B)	under any guarantee, indemnity or other promise to pay or satisfy the Liabilities of any Seller Group Member (other than the Company) given by the Company prior to Completion; and

(ii)	except for GCIA in respect of the GCIA Indemnities, no Seller Group Member (other than the Company) is responsible for or liable for the debts or Liabilities of the Company which would otherwise be covered by the scope of the Deed of Cross Guarantee.

(b)	The Seller indemnifies the Buyer and the Company in respect of the debts and Liabilities referred to in clause 10(a)(i).

(c)	The Buyer indemnifies the Seller and other entities in the Seller Group (other than the Company) in respect of the debts and Liabilities referred to in clause 10(a)(ii).

11	GCIA indemnity

11.1	Indemnity

(a)	The Buyer and the Seller must use reasonable endeavours to obtain the release of any GCIA Guarantees that remain in place after the date of this agreement (on terms reasonably satisfactory to the Seller).

(b)	Subject to compliance with clause 11.1(a), the Buyer indemnifies the Seller against any liability, expense or loss (including Costs) incurred by the Seller or GCIA in relation to any GCIA Guarantee which remains in place after Completion.

11.2	Amendments and extensions

The Buyer may not amend or extend any agreement under which a GCIA Guarantee remains in place after Completion without the prior written consent of GCIA, other than amendments necessary to obtain the release of any GCIA Guarantees and provided those amendments do not and will not give rise to any liability for GCIA.

11.3	Payment

The Buyer agrees to pay amounts due under this clause 11 on demand from the Seller.

11.4	Right of set-off

The Buyer (on behalf of itself and the Company) agrees that on and from Completion the Seller and the Seller Guarantor may set-off against any amounts due and payable by the Seller or Glencore plc to the Company under the Rail Haulage Agreement, any amounts that are due and payable by the Buyer or the Buyer Guarantor to the Seller under clause 11.1. The Buyer must ensure that the Company complies with this clause 11.4.

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12	Tax

12.1	Tax Indemnity

The Seller agrees that, if at any time, the Company receives or suffers a Tax Assessment, then the Seller must pay the Buyer, an amount equal to the Tax Assessment Amount for that, Tax Assessment, except to the extent that the Seller’s liability is limited or qualified under this clause 12 or clause 14 and this will be the sole remedy of the Buyer in respect of any Tax that arises in respect of the Tax Assessment.

12.2	Payment

No amount is payable under clause 12.1 until the latest of:

(a)	1 Business Day before the Tax Assessment Amount is due and payable;

(b)	20 Business Days after the Seller receives a notification from the Buyer of the Tax Assessment where that notification is made in accordance with this agreement;

(c)	if a Government Agency has agreed to defer recovery of some or all of the Tax Assessment Amount, 1 Business Day before the last date (taking into account any extensions) on which the Government Agency may commence recovery of the Tax Assessment Amount; and

(d)	if bona fide discussions are being conducted with a Government Agency in relation to deferring the recovery of all or some of the Tax Assessment Amount, 5 Business Days after the date on which the Government Agency confirms in writing that it will not defer the recovery of the Tax Assessment Amount.

12.3	Refund

If:

(a)	following payment by the Seller of an amount in connection with a Tax Indemnity Claim, an amount of Tax which is referable to the Tax Indemnity Claim is refunded either in cash or by credit to a Buyer Group Member or the Company (including any amount or credit received following a successful objection or appeal); or

(b)	a Buyer Group Member or the Company receives (whether in cash or by way of credit or offset against an amount owed to a Government Agency) or would be entitled to receive a refund of all or part of an amount of Tax that was paid by the Company or the Seller in respect of a period prior to Completion, then the Buyer must immediately pay:

(c)	in the case of clause 12.3(a) an amount to the Seller, equal to the lesser of the refund and the amount of the payment made by the Seller with respect to the particular Tax Indemnity Claim; and/or

(d)	in the case of clause 12.3(b) an amount to the Seller equal to the refund.

For the purposes of clause 12.3(b) in determining whether a Buyer Group Member or the Company receives or would be entitled to receive a refund of an amount of Tax, treat the Tax Period in which Completion occurs (“Straddle Tax Period”) as two distinct Tax Periods with the first commencing at the beginning of the Straddle Tax Period and ending on Completion and the second commencing immediately after Completion and ending at the end of the Straddle Tax Period.

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12.4	Tax exit

(a)	Not less than 3 Business Days before Completion, the Seller must procure that Glencore Investment Pty Limited provides a notice to the Company as required under clause 4.2 of the Seller Tax Sharing Agreement and also provide a copy of this notice to the Buyer.

(b)	The Seller must also provide the Buyer with a reasonable opportunity, on a Business Day during business hours, to review the Seller Tax Sharing Agreement in the period between the date of this agreement and Completion, provided that the Buyer provides no less than two Business Days prior notice to the Seller.

(c)	The Seller must procure that:

(i)	not less than 1 Business Day before Completion, the Company pays an amount (if required) to Glencore Investment Pty Limited equal to the amount specified in the notice referred to in clause 12.4(a);

(ii)	on or before Completion, the Deed of Release TSA is executed; and

(iii)	on or before Completion, the Deed of Release TFA is executed.

12.5	Tax returns

(a)	The Seller must prepare (or procure the preparation of) and the Buyer must lodge (or procure the lodgement of) any Tax Return for the Company that has not been lodged before Completion (”Pre-Completion Tax Return”). For the avoidance of doubt, this clause 12.5(a) does not apply to the consolidated income Tax Return of a consolidated tax group of which the Buyer is a member at Completion.

(b)	The Buyer must prepare and lodge (or must procure the preparation and lodgement of) any Tax Return for the Company for any period that commenced before Completion and ends after Completion (“Straddle Return”).

(c)	The Preparer must provide a draft Relevant Return together with supporting work papers to the Reviewer:

(i)	in the case of a Relevant Return that relates to GST, no later than 7 Business Days before the due date for lodgement; and

(ii)	in the case of any other Relevant Return, no later than 15 Business Days before the due date for lodgement.

The Reviewer must provide the Preparer with any comments on the draft Relevant Return (and, in the case of a Relevant Return which is a Straddle Return, the Seller may only provide comments in relation to that part of the Tax Period that ends on or before Completion) within 5 Business Days of receipt of the draft Relevant Return. If the Reviewer does not provide any comments within the time specified in this clause 12.5(c), the Reviewer will be deemed to have no comments.

(d)	The Preparer must give the Reviewer notice in writing within 3 Business Days of receiving the Reviewer’s comments (or 1 Business Day if the

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Relevant Return relates to GST) advising whether or not all of the Reviewer’s comments have been incorporated in to the Relevant Return (a “Confirmation Notice”).

(e)	If the Preparer does not incorporate all of the Reviewer’s comments, the Reviewer may provide the Preparer with a Tax Dispute Notice within 2 Business Days of receipt of the Confirmation Notice (or 1 Business Day if the Relevant Return relates to GST). If the Preparer fails to give the Reviewer a Confirmation Notice in accordance with clause 12.5(d) above, the Reviewer may also provide the Preparer with a Tax Dispute Notice within 2 Business Days (or 1 Business Day if the Relevant Return relates to GST) of the last day on which the Preparer could have provided a Confirmation Notice under clause 12.5(d) above.

(f)	If the Reviewer does not provide a Tax Dispute Notice in relation to a Relevant Return in accordance with clause 12.5(e) above, the Reviewer is deemed to have agreed to the content of the Relevant Return.

(g)	If the Reviewer provides a Tax Dispute Notice in accordance with clause 12.5(e) above, the parties agree to work together to resolve the dispute as soon as reasonably possible. If the dispute remains unresolved 5 Business Days following receipt of the Tax Dispute Notice (or 2 Business Day if the Relevant Return relates to GST), the parties agree to refer the dispute to a Tax Expert in accordance with clause 12.6).

(h)	The Buyer or Seller (as applicable) must, subject to clause 12.5(i) below, amend any Relevant Return which is the subject of a Tax Dispute Notice in accordance with the Tax Expert’s decision prior to lodgement.

(i)	If a Relevant Return is due for lodgement either:

(i)	before the review process set out in clauses 12.5(c) to 12.5(g) above has been completed; or

(ii)	before the time the Tax Expert has made a decision in accordance with clause 12.6, the Buyer must, if practicable, seek an extension of time for lodgement from the relevant Government Agency. If the Government Agency does not grant an extension of time before the Relevant Return is due for lodgement, the Seller will determine (and the Buyer must procure that the necessary actions are taken) to either:

(iii)	lodge the Relevant Return in the form determined by the Seller notwithstanding the Tax Expert has not made a decision; or

(iv)	delay lodgement of the Relevant Return until such time that the review process has been completed to the satisfaction of the parties or the Tax Expert has made a decision.

(j)	If the Relevant Return is lodged in accordance with clause 12.5(i)(iii) above and, the completion of the review process or the Tax Expert’s decision in relation to that Relevant Return is such that the Relevant Return should have been lodged in a different form, the Buyer must procure that the Relevant Return is amended accordingly.

(k)

The parties agree to provide each other with all reasonable assistance and access to records and documents (including all electronic records and documents) required to prepare and lodge the Relevant Returns and

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any other Tax Returns required to be prepared by the Seller or the Seller Group. Nothing in this clause 12.5(k) requires a party to provide access to any information, documents or records if to do so would result in the waiver of legal professional privilege.

(l)	Each party must pay its own costs in connection with this clause.

12.6	Tax Expert

(a)	If there is a dispute between the Seller and the Buyer that is to be referred to a Tax Expert in accordance with clause 12.5(g) in relation to the preparation of a Relevant Return then the dispute is to be decided by the Tax Expert in accordance with this clause.

(b)	The Seller and the Buyer may make submissions to the Tax Expert in relation to the dispute.

(c)	The Tax Expert is appointed as an expert and not an arbitrator and will determine the procedures for settling the dispute.

(d)	The Tax Expert must provide written notice of its decision to the Seller and the Buyer and the decision of the Tax Expert is conclusive and binding on the parties in the absence of manifest error.

(e)	The Seller and the Buyer will each pay one half of the Tax Expert’s costs and expenses in relation to the dispute unless otherwise determined by the Tax Expert.

12.7	Pre-Completion Tax matters

(a)	Except in relation to the preparation and lodgement of a Pre-Completion Tax Return or a Straddle Return (to which clause 12.5 applies), the parties agree that the Buyer must keep the Seller informed of any disclosures made to any Government Agency which relate to any event, act, matter or transaction or amount derived (or deemed to be derived) by the Company or expenditure incurred by the Company before Completion (“Pre-Completion Tax Event”) and that other than in respect of income Tax, the Buyer’s obligation under this clause exists for the period during which the Buyer is able to make a Claim under the Tax Indemnity in accordance with the time limits imposed by clause 14.9(a).

(b)	The Buyer agrees that it will (and will procure that from Completion, the Company will):

(i)	not disclose any information to a Government Agency to the extent to which it relates to a Pre-Completion Tax Event without the prior written consent of the Seller (not to be unreasonably withheld), except as required by law;

(ii)	not file, or cause to be filed, any amended Tax Return for the Company which relates to a Tax Period (or part thereof) ending on or before Completion without the prior written consent of the Seller (not to be unreasonably withheld);

(iii)	promptly provide the Seller with copies of any correspondence with, or material provided to or by, a Government Agency and keep the Seller informed of any communications with any Government Agency in relation to any Pre-Completion Tax Event; and

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(iv)	in the event that a Government Agency commences an audit or investigation of the Company relates (whether in whole or in part) to a Tax Period which commenced before Completion, then to the extent to which this has not resulted in the Buyer providing the Seller with a notice in accordance with clause 14.1 or clause 14.2:

(A)	the Buyer must allow the Seller, at its own expense, to participate in any dealings with the Government Agency with respect to the audit or investigation but only with respect to the period up to Completion; and

(B)	the Buyer must not enter into any settlement with respect to the audit or investigation without the Seller’s written consent but only with respect to the period up to Completion.

If, as a result of an audit or investigation to which this clause 12.7(b)(iv) applies, the Buyer notifies the Seller of a Claim in accordance with clause 14.1 or clause 14.2 then clause 14.4 will thereafter apply with respect to the conduct of the audit or investigation and not this clause 12.7(b).

12.8	Foreign resident capital gains withholding

(a)	The Buyer acknowledges receipt of a copy of the completed Declaration.

(b)	The Buyer acknowledges and agrees that, on the basis of the receipt of the Declaration referred to in clause 12.8(a), it is not required to make any withholding or deduction for or on account of Tax, or make any payment to a Tax authority pursuant to Subdivision 14-D of Schedule 1 of the Tax Administration Act 1953 (Cth).

12.9	Seller’s TSA Undertaking

The Seller agrees to provide a copy of the Seller Tax Sharing Agreement, and the tax sharing agreement within the meaning of Division 721 of the 1997 Act for any other Consolidated Group of which the Company was a member, to the Commissioner of Taxation if and as required by section 721-25 of the 1997 Act.

13	Warranties and representations

13.1	Accuracy

The Seller represents and warrants to the Buyer that each Warranty is correct and not misleading on the date of this agreement and will be correct and not misleading on the Completion Date immediately before Completion as if made on and as at each of those dates except where provided otherwise in the Warranty. Each Warranty will remain in full force and effect after the Completion Date despite Completion.

13.2	Separate Warranties

Each Warranty is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

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13.3	Matters disclosed

Each Warranty is to be qualified by any information:

(a)	fairly disclosed to the Buyer by any Seller Group Member in the Disclosure Material in a reasonable level of detail;

(b)	which is otherwise within the actual knowledge of the Buyer or its Representatives or Related Bodies Corporate, including but not limited to the Freightliner Entities, as at the Cut-Off Time;

(c)	that would have been disclosed to the Buyer had the Buyer conducted searches prior to the Cut-Off Time of records open to public inspection maintained by the Australian Securities and Investments Commission, PPSR, the Environmental Protection Agency in New South Wales, the High Court, the Federal Court and the Supreme Court of New South Wales; and

(d)	provided or communicated in writing to the Buyer, its Related Bodies Corporate or any of their Representatives by any Seller Group Member or its Representatives on or before the Cut-Off Time in connection with the transaction contemplated in this agreement and included in the Disclosure Material, as part of or during:

(i)	management presentations conducted by employees or Representatives of the Seller (including to the extent identified in any written summary of those management presentations prepared by the Representatives of the Seller);

(ii)	visits by the Buyer to the sites at which the Seller conducts the Business (including to the extent identified in any written summary of those site visits prepared by the Representatives of the Seller and provided to the Buyer or its Representatives);

(iii)	any formal information request process conducted by or on behalf of the Seller in conjunction with the review by the Buyer of the Disclosure Material,

which is or may be inconsistent with that Warranty.

For the purposes of clauses 13.3(b) and 13.3(d), the Buyer is not imputed with the knowledge of any information that any adviser, consultant or financier of the Buyer or a Related Body Corporate of the Buyer is not permitted, by law or under confidentiality obligations binding on the relevant adviser, consultant or financier, to disclose to the Buyer or its Related Bodies Corporate.

13.4	Buyer’s acknowledgement

The Buyer acknowledges and agrees that:

(a)	in entering into this agreement and in proceeding to Completion, any Seller Group Member and their Representatives have not made any warranty in respect of, and the Warranties do not apply to, any forecasts, financial models, plans, projections, pro forma revenue information, opinions of future performance or other statements relating to prospects (including but not limited to any pro forma revenue information or forecasts provided in any financial model or plan) that have been provided in the Disclosure Materials or otherwise provided to the Buyer on behalf of the Seller, other than any factual information in any such financial models;

(b)	no representation or warranty is given by the Seller that any forecast, financial model, plans or projection will be achieved and any such information was provided by the Seller for illustrative purposes only;

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(c)	it has received and understood the contents of the Disclosure Letter;

(d)	it has had the opportunity to conduct the Due Diligence and has satisfied itself in relation to matters arising from the Due Diligence;

(e)	except for the Warranty contained in paragraph 11(b) of Schedule 2 and without in any way limiting that Warranty, any external reports, third party opinions, third party reports or information and forecasts prepared or made by third parties which are provided in the Disclosure Materials (and which are disclosed to be such), other than factual information in the Information Memorandum prepared by RBC Capital Markets dated June 2016, are accepted by the Buyer and neither the Seller nor any of its agents, directors, officers, employees or advisers has made or makes any representation or warranty as to the accuracy or completeness of those external reports, third party opinions, third party reports or information or forecasts prepared or made by third parties;

(f)	neither the Seller Group nor any of its agents, directors, officers or employees:

(i)	accepts any duty of care to the Buyer in respect of any disclosure or the provision of any information referred to in clause 13.4(e); or

(ii)	is to be liable to the Buyer if, for whatever reason, any such information is or becomes inaccurate, incomplete or misleading in any particular way (except for liability incurred by the Buyer as a result of a breach of the Warranty contained in paragraph 11(b) of Schedule 2);

(g)	irrespective of whether or not the Due Diligence was as full or exhaustive as the Buyer would have wished, it has nevertheless independently and without the benefit of any inducement, representations or warranty (other than the Warranties) from the Seller, its officers, employees, advisers or its agents determined to enter into this agreement; and

(h)	subject to any law to the contrary and except as provided in this agreement, all terms, conditions, warranties and statements whether express, implied, written, oral, collateral, statutory or otherwise, are excluded, and the Seller disclaims all Liability in relation to them, to the maximum extent permitted by law.

13.5	Buyer’s representation

(a)	The Buyer represents on the date of this agreement and as at Completion that, on the basis of the Due Diligence and other information of which it is aware at the date of this agreement, it does not have knowledge or belief as at the date of this agreement of any matter which is, or would with the passage of time become, a breach of any Warranty other than any potential breaches of a Warranty disclosed in the Disclosure Material or the Disclosure Letter.

(b)	For the purposes of clause 13.5(a), the Buyer’s knowledge and belief includes the knowledge and belief of the Buyer, its Representatives and its Related Bodies Corporate (including but not limited to the Freightliner Entities). However, the Buyer is not imputed with the knowledge of any information that any Representative of the Buyer or a Related Body Corporate of the Buyer is not permitted, by law or under confidentiality obligations binding on the relevant Representative, to disclose to the Buyer or its Related Bodies Corporate.

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13.6	Seller’s acknowledgment

The Seller acknowledges that the representation given by the Buyer in clause 13.5 does not give the Seller a cause of action against the Buyer and may only be raised by the Seller as a defence to any Claim by the Buyer.

14	Limitations of Liability

14.1	Notice of Claims

If the Buyer becomes aware of any matter or circumstance that may give rise to a Claim under or in relation to or arising out of this agreement, including a breach of a Warranty:

(a)	the Buyer must promptly give notice of the Claim to the Seller; and

(b)	the notice must contain:

(i)	the facts, matters or circumstances that may give rise to the Claim;

(ii)	if it is alleged that the facts, matters or circumstances referred to in clause 14.1(b)(i) constitute a breach of this agreement, including a breach of a Warranty, the basis for that allegation; and

(iii)	an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim.

14.2	Third Party Claims

If the fact, matter or circumstance that may give rise to a Claim against the Seller under or in relation to or arising out of this agreement, including a breach of a Warranty, is a result of or in connection with a Claim by or liability to a third party (“Third Party Claim”) then:

(a)	the Buyer must promptly give notice of the Third Party Claim to the Seller;

(b)	the notice must contain:

(i)	the facts, matters or circumstances that may give rise to the Third Party Claim;

(ii)	if it is alleged that the facts, matters or circumstances referred to in clause 14.2(b)(i) constitute a breach of this agreement including a breach of a Warranty, the basis for that allegation; and

(iii)	an estimate of the amount of the Loss, if any, arising out of or resulting from the Third Party Claim or the facts, matters or circumstances that may give rise to the Third Party Claim;

(c)	at the expense and direction of the Seller, the Buyer must either (at the Seller’s direction):

(i)	act in consultation with the Seller and provide the Seller with reasonable access to any documentation relating to the Third Party Claim as the Seller may reasonably require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; or

(ii)	subject to clause 14.2(g), offer the Seller the option to assume defence of the Third Party Claim;

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(d)	where the Third Party Claim relates to Tax and the Seller has given a direction to the Buyer to act in accordance with clause 14.2(c)(i), the Buyer has an on-going obligation to offer the Seller the option to assume the defence of the Third Party Claim, which the Seller may accept at any time;

(e)	the Buyer must not settle, make any admission of liability or compromise any Third Party Claim without the prior consent of the Seller at the Seller’s absolute discretion and if the Third Party Claim is in respect of Tax, the Buyer must not (and must procure that no Buyer Group Member) correspond or deal with a Government Agency in relation to the Third Party Claim or disclose anything to a Government Agency in relation to the Third Party Claim without the express written authorisation of the Seller;

(f)	the Seller will indemnify the Buyer against any Costs reasonably incurred by any member of the Buyer Group in respect of action the Buyer takes under clause 14.2(c)(i) and any Costs any member of the Buyer Group incurs in connection with any Third Party Claim which the Seller assumes the defence of under clause 14.2(c)(ii) or 14.2(d). The Buyer holds the benefit of this clause 14.2(f) on trust for each other member of the Buyer Group; and

(g)	the Buyer is not obliged to offer the Seller the option to assume defence of a Third Party Claim under clause 14.2(c)(ii) or 14.2(d) where the Third Party Claim involves another Seller Group Member as a party.

14.3	Seller to consider Claims

The Seller must notify the Buyer within 5 Business Days of receipt of a notice of a Claim under clause 14.1 or clause 14.2 indicating whether it admits or denies the Claim (in whole or in part) (or, in the case of Third Party Claims, whether it exercises the option in clause 14.2(c)(ii)).

14.4	Seller to defend Claim

If the Seller exercises the option in clause 14.2(c)(ii) (including in accordance with clause 14.2(d)), then:

(a)	the Buyer agrees to co-operate with the Seller and do all things reasonably requested by the Seller in respect of the Third Party Claim at the Seller’s expense;

(b)	the Seller agrees, at its own expense, to defend the Third Party Claim;

(c)	the Seller may settle or compromise the Third Party Claim with the consent of the Buyer, which consent:

(i)	in the case of Third Party Claims in respect of Tax, must not be withheld by the Buyer unreasonably; and

(ii)	in the case of other Third Party Claims, may be withheld at the Buyer’s absolute discretion;

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(d)	provide the Buyer with reasonable access to copies of any notices, correspondence or any other documentation materially relevant to the defence of the Third Party Claim; and

(e)	the Seller agrees to consult with the Buyer on a regular basis in relation to the conduct of the Third Party Claim, conduct the defence in good faith, and not take or persist in any course that might reasonably be regarded as harmful to the goodwill, reputation, affairs or operation of the Buyer, the Buyer Group or the Company (including the reputation of the Buyer, the Buyer Group or the Company with any Government Agency).

14.5	Seller not liable

The Seller is not liable to the Buyer (or any person deriving title from the Buyer) for any Claim under or in relation to or arising out of this agreement, including a breach of a Warranty:

(a)	if the Buyer has failed to comply in any material respect with clause 14.1 or clause 14.2 as the case may be;

(b)	to the extent that the Claim is as a result of or in consequence of any voluntary act or omission of a Buyer Group Member after Completion;

(c)	arising out of or in connection with any forecasts, estimates, projections, pro forma revenue information, opinions of future performance or information relating to the financial prospects of the Company, including any forecasts in respect of future production at any Mine, that has been provided in the Disclosure Material or otherwise provided by the Seller to the Buyer (including any pro forma revenue information or forecast contained in financial models and plans), provided that the Seller and its Representatives have not deliberately included anything in the Disclosure Material with the intention of misleading the Buyer;

(d)	if the Claim is as a result of or in respect of any legislation not in force at the date of this agreement (including legislation which takes effect retrospectively) other than legislation giving effect to changes in law which were announced but not legislated at the date of this agreement or any other change of law;

(e)	if the Claim arises or is increased as a result of action taken or not taken by the Seller after consultation with and the prior written approval of the Buyer;

(f)	to the extent that the Claim arises or is increased as a result only of an increase in the rates or change in method of calculation or scope of taxation arising from a change in Tax Law occurring after the date of this agreement;

(g)	to the extent that the Claim arises or is increased as a result of any change in Accounting Standards after Completion; or

(h)	to the extent that provision has been specifically made for any fact, matter or circumstance giving rise to a Claim in the Last Accounts of the Company included in the Disclosure Material or the Completion Statement.

14.6	Recovery

(a)	Where a Buyer Group Member is entitled to recover from some other person any sum in respect of any fact, matter or circumstance which gives or could give rise to a Claim, the Buyer will:

(i)	use its best endeavours and procure that any relevant Buyer Group Member uses its best endeavours to recover that sum;

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(ii)	keep the Seller at all times fully and promptly informed of the conduct of such recovery; and

(iii)	reduce the amount of the Claim by the after tax amount of the Recovered Sum,

but the Buyer will not be prevented from making a Claim against the Seller prior to receiving the Recovered Sum.

(b)	If, after the Seller has made a payment in respect of a Claim, a Buyer Group Member recovers or is compensated for by any other means, any fact, matter or circumstance that gave rise to the Claim, the Buyer must immediately pay to that Seller the lesser of:

(i)	the amount of the Loss that was recovered or compensated for less the Buyer’s reasonable Costs of recovery; and

(ii)	the amount paid by the Seller in respect of the Claim.

14.7	Other limitations

In addition to the exclusions in clause 14.5, the Seller is not liable to the Buyer (or any person deriving title from the Buyer) for any Tax Indemnity Claim to the extent that the Tax Indemnity Claim arises from the failure by Company or a Buyer Group Member after Completion, in a timely manner, to:

(a)	lodge any return, notice, objection or other document in relation to the Tax Indemnity Claim;

(b)	claim all or any portion of any allowance, deduction, credit, rebate or refund in relation to the Tax Indemnity Claim;

(c)	disclose or correctly describe in any return, notice, objection or other document relating to the Tax Indemnity Claim any fact, matter or thing to the extent that it was or might reasonably be expected to have been within the knowledge of either a Buyer Group Member or the Company; or

(d)	make any relevant rollover or other election, claim or application to any Government Agency.

14.8	Reduction in Purchase Price

If payment is made for a breach of any Warranty or under the Tax Indemnity, the payment is to be treated as an equal reduction in the Adjusted Purchase Price.

14.9	Time limit on Claim

(a)	The Buyer may not make any Claim for a breach of Warranty or any Claim arising under the Tax Indemnity or clause 10(b) unless full details of the Claim have been notified to the Seller in accordance with clause 14.1 or clause 14.2 within:

(i)	5 years from the Completion Date in respect of a Claim arising under the Tax Indemnity or a Warranty contained in paragraph 18 of Schedule 2 or clause 10(b);

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(ii)	7 years from the Completion Date in respect of a Claim arising under a Warranty contained in paragraph 19 of Schedule 2; and

(iii)	18 months from the Completion Date in respect of a Claim arising under any Warranty other than the Warranties contained in paragraphs 18 or 19 of Schedule 2.

(b)	A Claim will not be enforceable against the Seller and is to be taken for all purposes to have been withdrawn unless any legal proceedings in connection with the Claim are commenced within 12 months after written notice of the Claim is served on the Seller in accordance with clause 14.1 or clause 14.2.

14.10	Minimum amount of Claim

The Buyer may not make any Claim under this agreement including for a breach of Warranty:

(a)	if the amount of the Claim is less than $500,000 per Claim; and

(b)	unless and until the aggregate amount of all Claims properly made under this agreement exceeds $2,500,000.

14.11	Maximum Liability

The Seller’s total liability for loss or damage of any kind not excluded by clause 14.12 however caused, in contract, tort, (including negligence), under any statute or otherwise from or relating in any way to this agreement or its subject matter is limited in aggregate for any and all Claims to the Adjusted Purchase Price.

14.12	Exclusion of consequential liability

(a)	Subject to clause 14.12(b), the Seller excludes all liability for indirect and consequential loss or damage (including for opportunity costs, loss of business (including loss of profit (whether direct, indirect, anticipated or otherwise), opportunity costs, loss of business including loss or reduction of goodwill) regardless of whether any or all of these things are considered to be indirect losses or damage), in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this agreement or its subject matter.

(b)	Nothing in this agreement excludes or limits the liability of the Seller for intentional misrepresentation or fraud.

14.13	Insured Claim or loss

Without limiting clause 14.6, the Seller will not be liable for any Claim under or in relation to or arising out of this agreement including a breach of a Warranty unless the Buyer has first caused the Company to make a Claim under any insurance policy held by the Company which may cover that Claim.

14.14	Obligation to mitigate

Nothing in this clause 14 in any way restricts or limits the general obligation at law of the Buyer to mitigate any Loss or damage which it may incur in consequence of any breach by the Seller of the terms of this agreement including a breach of a Warranty.

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14.15	Tax benefit

In calculating the Liability of the Seller for a Claim arising under, in relation to or arising out of this agreement, including a breach of any Warranty or under the Tax Indemnity, any tax benefit or reduction received by the Buyer as a result of the loss or damage arising from that breach must be taken into account.

14.16	Seller Guarantor

The parties agree that with respect to a claim by the Buyer under clause 13.1 the Seller Guarantor has the same rights as the Seller under this clause 14 as if it were named as the Seller in this clause 14.

15	Buyer’s and Buyer Guarantor’s warranties

Each of the Buyer and the Buyer Guarantor represents and warrants to the Seller that each of the following statements is correct and not misleading in any material respect on the date of this agreement and will be correct and not misleading as at the Completion Date as if made on each of those dates:

(a)	it has the power to enter into and perform this agreement and has obtained all necessary consents and authorisations to enable it to do so;

(b)	the entry into and performance of this agreement by it does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which it is bound;

(c)	this agreement constitutes valid and binding obligations upon it enforceable in accordance with its terms by appropriate legal remedy;

(d)	has not entered into an agreement to provide another person an economic interest in the Company except as disclosed to the Seller prior to execution of this agreement;

(e)	the entry into and performance of this agreement by it do not conflict with or result in a breach of or default under any applicable law, any material term or provision of its constitution or any material term or provision of any agreement or deed or writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(f)	no voluntary arrangement has been proposed or reached with any creditors of it; and

(g)	it is able to pay its debts as and when they fall due.

16	Seller Guarantor warranties

The Seller Guarantor represents and warrants to the Buyer that each of the following statements is correct and not misleading in any material respect on the date of this agreement and will be correct and not misleading as at the Completion Date as if made on each of those dates:

(a)	the Seller Guarantor has been duly incorporated or formed in accordance with the laws of its place of incorporation or formation and is validly existing under those laws;

(b)	the Seller Guarantor has full corporate power and authority to own the Shares;

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(c)	the Seller Guarantor has the power to enter into and perform this agreement and has obtained all necessary consents and authorisations to enable it to do so;

(d)	this agreement constitutes valid and binding obligations upon the Seller Guarantor enforceable in accordance with its terms by appropriate legal remedy;

(e)	the entry into and performance of this agreement by the Seller Guarantor do not conflict with or result in a breach of or default under any applicable law, any material term or provision of its constitution or any material term or provision of any agreement or deed or writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(f)	no voluntary arrangement has been proposed or reached with any creditors of the Seller Guarantor; and

(g)	the Seller Guarantor is able to pay its debts as and when they fall due.

17	Default

17.1	Failure by a party to Complete

If a party does not Complete, other than as a result of default by the other party, the non-defaulting party may give the defaulting party notice requiring it to Complete within 10 Business Days of receipt of the notice.

17.2	Specific performance or termination

If the defaulting party does not Complete within the period specified in clause 17.1 the non-defaulting party may choose either to proceed for specific performance or terminate this agreement. In either case, the non-defaulting party may seek damages for the default.

17.3	Termination of agreement

If this agreement is terminated then clause 4.6 will apply. A termination of this agreement under clause 17.2 will not affect any other rights the parties have against one another at law or in equity.

18	Buyer Guarantee and indemnity

18.1	Consideration

The Buyer Guarantor acknowledges that the Seller Beneficiary is acting in reliance on the Buyer Guarantor incurring obligations and giving rights under this Buyer Guarantee.

18.2	Guarantee

(a)	The Buyer Guarantor unconditionally and irrevocably guarantees to the Seller Beneficiary the Buyer Obligor’s compliance with the Buyer Obligor’s obligations under this agreement, including each obligation to pay money.

(b)	If the Buyer Obligor does not comply with those obligations on time and in accordance with this agreement, then the Buyer Guarantor agrees to

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comply with those obligations on demand from the Seller Beneficiary. A demand may be made whether or not the Seller Beneficiary has made demand on the Buyer Obligor.

18.3	Indemnity

(a)	The Buyer Guarantor indemnifies the Seller Beneficiary against any liability or loss arising from, and any Costs it incurs, if:

(i)	the Buyer Obligor does not, or is unable to, comply with an obligation it has (including any obligation to pay money) under this agreement; or

(ii)	an obligation the Buyer Obligor would otherwise have under this agreement (including an obligation pay money) is found to be void, voidable or unenforceable; or

(iii)	an obligation the Buyer Guarantor would otherwise have under clause 18.2 is found to be void, voidable or unenforceable; or

(iv)	a representation or warranty by the Buyer Obligor in this agreement is found to have been incorrect or misleading when made or taken to be made.

(b)	The Buyer Guarantor agrees to pay amounts due under this clause 18.3 on demand from the Seller Beneficiary.

(c)	The Seller Beneficiary need not incur expense or make payment before enforcing this right of indemnity.

18.4	Extent of guarantee and indemnity

Each of the Buyer Guarantee in clause 18.2 and the indemnity in clause 18.3 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Buyer Obligor’s obligations under this agreement. The Buyer Guarantor waives any right it has of first requiring the Seller Beneficiary to commence proceedings or enforce any other right against the Buyer Obligor or any other person before claiming from the Buyer Guarantor under this Buyer Guarantee.

18.5	Obligation to pay interest

(a)	The Buyer Guarantor agrees to pay interest at the Interest Rate on any amount under this Buyer Guarantee which is not paid on the due date for payment and is not otherwise incurring interest.

(b)	The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 365 days.

(c)	The Buyer Guarantor agrees to pay interest under this clause 18.5 on demand from the Seller Beneficiary.

18.6	Compounding

Interest payable under clause 18.5 which is not paid when due for payment may be added to the overdue amount by the Seller Beneficiary at intervals which the Seller Beneficiary determines from time to time or, if no determination is made, every 30 days. Interest is payable on the increased overdue amount at the Interest Rate and in the manner set out in clause 18.5.

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18.7	Payments

The Buyer Guarantor agrees to make payments under this Buyer Guarantee:

(a)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(b)	in the currency in which the payment is due, and otherwise in Australian dollars, in immediately available funds.

18.8	No merger

This Buyer Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:

(a)	any other guarantee, indemnity, mortgage, charge or other encumbrance, or other right or remedy to which the Seller Beneficiary is entitled; or

(b)	a judgment which the Seller Beneficiary obtains against the Buyer Guarantor, the Buyer Obligor or any other person in connection with this agreement.

The Seller Beneficiary may still exercise its rights under this Buyer Guarantee as well as under the judgment, mortgage, charge or other encumbrance or the right or remedy.

18.9	Rights of the Seller Beneficiary are protected

The rights given to the Seller Beneficiary under this Buyer Guarantee, and the Buyer Guarantor’s liabilities under it, are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by:

(a)	any act or omission:

(i)	varying or replacing in any way and for any reason any agreement or arrangement under which the obligations guaranteed under clause 18.2 are expressed to be owing;

(ii)	releasing the Buyer Obligor or giving the Buyer Obligor a concession (such as more time to pay);

(iii)	releasing any person who gives a guarantee or indemnity in connection with any of the Buyer Obligor’s obligations;

(iv)	by which a person becomes a Buyer Guarantor after the date of this Buyer Guarantee;

(v)	by which the obligations of any person who guarantees any of the Buyer Obligor’s obligations (including obligations under this Buyer Guarantee) may become unenforceable;

(vi)	by which any person who was intended to guarantee any of the Buyer Obligor’s obligations does not do so, or does not do so effectively; or

(vii)	by which a person who is co-surety or co-indemnifier is discharged under an agreement or by operation of law;

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(b)	a person dealing in any way with this agreement or this Buyer Guarantee;

(c)	the death, mental or physical disability, or liquidation, administration or insolvency of any person, including the Buyer Guarantor or the Buyer Obligor;

(d)	changes in the membership, name or business of any person; or

(e)	acquiescence or delay by the Seller Beneficiary or any other person.

18.10	Buyer Guarantor’s rights are suspended

As long as any obligation is required, or may be required, to be complied with in connection with this Buyer Guarantee, the Buyer Guarantor may not, without the Seller Beneficiary’s consent:

(a)	reduce its liability under this Buyer Guarantee by claiming that it or the Buyer Obligor or any other person has a right of set-off or counterclaim against the Seller Beneficiary; or

(b)	claim, or exercise any right to claim to be entitled (whether by way of subrogation or otherwise) to the benefit of another guarantee, indemnity, mortgage, charge or other encumbrance:

(i)	in connection with this agreement or any other amount payable under this Buyer Guarantee; or

(ii)	in favour of a person other than the Seller Beneficiary in connection with any obligations of, or any other amounts payable, by the Buyer Obligor to, or for the account of, that other person; or

(c)	claim an amount from the Buyer Obligor, or another guarantor (including a person who has signed this Buyer Guarantee as “Buyer Guarantor”), under a right of indemnity or contribution; or

(d)	claim an amount in the liquidation, administration or insolvency of the Buyer Obligor or of another guarantor of any of the Buyer Obligor’s obligations (including a person who has signed this Guarantee as “Buyer Guarantor”).

If the Seller Beneficiary asks, the Buyer Guarantor agrees to notify any relevant person of the terms of this clause 18.10 and other parts of this Buyer Guarantee that may be relevant. The Buyer Guarantor also authorises the Seller Beneficiary to do so at any time in its discretion and without first asking the Buyer Guarantor to do it. This applies despite anything else in this Buyer Guarantee.

This clause 18.10 continues after this Buyer Guarantee ends.

18.11	Reinstatement of rights

Under any Insolvency Law, a person may claim that a transaction (including a payment) in connection with this Buyer Guarantee or this agreement is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(a)	the Seller Beneficiary is immediately entitled as against the Buyer Guarantor to the rights in connection with this Buyer Guarantee or this agreement to which it was entitled immediately before the transaction; and

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(b)	on request from the Seller Beneficiary, the Buyer Guarantor agrees to do anything (including signing any document) to restore to the Seller Beneficiary any mortgage, charge or other encumbrance (including this Buyer Guarantee) held by it from the Buyer Guarantor immediately before the transaction.

The Buyer Guarantor’s obligations under this clause 18.11 are continuing obligations, independent of the Buyer Guarantor’s other obligations under this Buyer Guarantee and continue after this Buyer Guarantee ends.

18.12	Costs

The Buyer Guarantor agrees to pay or reimburse the Seller Beneficiary on demand for:

(a)	the Seller Beneficiary’s Costs in enforcing this Buyer Guarantee including legal Costs in accordance with any written agreement as to legal costs or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)	all duties, fees, Taxes and charges which are payable in connection with this Buyer Guarantee or a payment or receipt or other transaction contemplated by it.

19	Seller Guarantee and indemnity

19.1	Consideration

The Seller Guarantor acknowledges that the Buyer Beneficiary is acting in reliance on the Seller Guarantor incurring obligations and giving rights under this Seller Guarantee.

19.2	Guarantee

(a)	The Seller Guarantor unconditionally and irrevocably guarantees to the Buyer Beneficiary the Seller Obligor’s compliance with the Seller Obligor’s obligations under this agreement, including each obligation to pay money.

(b)	If the Seller Obligor does not comply with those obligations on time and in accordance with this agreement, then the Seller Guarantor agrees to comply with those obligations on demand from the Buyer Beneficiary. A demand may be made whether or not the Buyer Beneficiary has made demand on the Seller Obligor.

19.3	Indemnity

(a)	The Seller Guarantor indemnifies the Buyer Beneficiary against any liability or loss arising from, and any Costs it incurs, if:

(i)	the Seller Obligor does not, or is unable to, comply with an obligation it has (including any obligation to pay money) under this agreement; or

(ii)	an obligation the Seller Obligor would otherwise have under this agreement (including an obligation pay money) is found to be void, voidable or unenforceable; or

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(iii)	an obligation the Seller Guarantor would otherwise have under clause 19.2 is found to be void, voidable or unenforceable; or

(iv)	a representation or warranty by the Seller Obligor in this agreement is found to have been incorrect or misleading when made or taken to be made.

(b)	The Seller Guarantor agrees to pay amounts due under this clause on demand from the Buyer Beneficiary.

(c)	The Buyer Beneficiary need not incur expense or make payment before enforcing this right of indemnity.

19.4	Extent of guarantee and indemnity

Each of the Seller Guarantee in clause 19.2 and the indemnity in clause 19.3 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Seller Obligor’s obligations under this agreement. The Seller Guarantor waives any right it has of first requiring the Seller Beneficiary to commence proceedings or enforce any other right against the Seller Obligor or any other person before claiming from the Seller Guarantor under this Seller Guarantee.

19.5	Obligation to pay interest

(a)	The Seller Guarantor agrees to pay interest at the Interest Rate on any amount under this Seller Guarantee which is not paid on the due date for payment and is not otherwise incurring interest.

(b)	The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 365 days.

(c)	The Seller Guarantor agrees to pay interest under this clause 19.5 on demand from the Buyer Beneficiary.

19.6	Compounding

Interest payable under clause 19.5 which is not paid when due for payment may be added to the overdue amount by the Buyer Beneficiary at intervals which the Buyer Beneficiary determines from time to time or, if no determination is made, every 30 days. Interest is payable on the increased overdue amount at the Interest Rate and in the manner set out in clause 19.5.

19.7	Payments

The Seller Guarantor agrees to make payments under this Seller Guarantee:

(a)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(b)	in the currency in which the payment is due, and otherwise in Australian dollars, in immediately available funds.

19.8	No merger

This Seller Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:

(a)	any other guarantee, indemnity, mortgage, charge or other encumbrance, or other right or remedy to which the Buyer Beneficiary is entitled; or

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(b)	a judgment which the Buyer Beneficiary obtains against the Seller Guarantor, the Seller Obligor or any other person in connection with this agreement.

The Buyer Beneficiary may still exercise its rights under this Seller Guarantee as well as under the judgment, mortgage, charge or other encumbrance or the right or remedy.

19.9	Rights of the Buyer Beneficiary are protected

The rights given to the Buyer Beneficiary under this Seller Guarantee, and the Seller Guarantor’s liabilities under it, are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by:

(a)	any act or omission:

(i)	varying or replacing in any way and for any reason any agreement or arrangement under which the obligations guaranteed under clause 19.2 are expressed to be owing;

(ii)	releasing the Seller Obligor or giving the Seller Obligor a concession (such as more time to pay);

(iii)	releasing any person who gives a guarantee or indemnity in connection with any of the Seller Obligor’s obligations;

(iv)	by which a person becomes a Seller Guarantor after the date of this Seller Guarantee;

(v)	by which the obligations of any person who guarantees any of the Seller Obligor’s obligations (including obligations under this Seller Guarantee) may become unenforceable;

(vi)	by which any person who was intended to guarantee any of the Seller Obligor’s obligations does not do so, or does not do so effectively; or

(vii)	by which a person who is co-surety or co-indemnifier is discharged under an agreement or by operation of law;

(b)	a person dealing in any way with this agreement or this Seller Guarantee;

(c)	the death, mental or physical disability, or liquidation, administration or insolvency of any person, including the Seller Guarantor or the Seller Obligor;

(d)	changes in the membership, name or business of any person; or

(e)	acquiescence or delay by the Buyer Beneficiary or any other person.

19.10	Seller Guarantor’s rights are suspended

As long as any obligation is required, or may be required, to be complied with in connection with this Seller Guarantee, the Seller Guarantor may not, without the Buyer Beneficiary’s consent:

(a)	reduce its liability under this Seller Guarantee by claiming that it or the Seller Obligor or any other person has a right of set-off or counterclaim against the Buyer Beneficiary; or

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(b)	claim, or exercise any right to claim to be entitled (whether by way of subrogation or otherwise) to the benefit of another guarantee, indemnity, mortgage, charge or other encumbrance:

(i)	in connection with this agreement or any other amount payable under this Seller Guarantee; or

(ii)	in favour of a person other than the Buyer Beneficiary in connection with any obligations of, or any other amounts payable, by the Seller Obligor to, or for the account of, that other person; or

(c)	claim an amount from the Seller Obligor, or another guarantor (including a person who has signed this Seller Guarantee as “Seller Guarantor”), under a right of indemnity or contribution; or

(d)	claim an amount in the liquidation, administration or insolvency of the Seller Obligor or of another guarantor of any of the Seller Obligor’s obligations (including a person who has signed this Guarantee as “Seller Guarantor”).

If the Buyer Beneficiary asks, the Seller Guarantor agrees to notify any relevant person of the terms of this clause 19.10 and other parts of this Seller Guarantee that may be relevant. The Seller Guarantor also authorises the Buyer Beneficiary to do so at any time in its discretion and without first asking the Seller Guarantor to do it. This applies despite anything else in this Seller Guarantee.

This clause 19.10 continues after this Seller Guarantee ends.

19.11	Reinstatement of rights

Under any Insolvency Law, a person may claim that a transaction (including a payment) in connection with this Seller Guarantee or this agreement is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(a)	the Buyer Beneficiary is immediately entitled as against the Seller Guarantor to the rights in connection with this Seller Guarantee or this agreement to which it was entitled immediately before the transaction; and

(b)	on request from the Buyer Beneficiary, the Seller Guarantor agrees to do anything (including signing any document) to restore to the Buyer Beneficiary any mortgage, charge or other encumbrance (including this Seller Guarantee) held by it from the Seller Guarantor immediately before the transaction.

The Seller Guarantor’s obligations under this clause 19.11 are continuing obligations, independent of the Seller Guarantor’s other obligations under this Seller Guarantee and continue after this Seller Guarantee ends.

19.12	Costs

The Seller Guarantor agrees to pay or reimburse the Buyer Beneficiary on demand for:

(a)	the Buyer Beneficiary’s Costs in enforcing this Seller Guarantee including legal Costs in accordance with any written agreement as to legal costs or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)	all duties, fees, Taxes and charges which are payable in connection with this Seller Guarantee or a payment or receipt or other transaction contemplated by it.

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20	Seller Group insurance

(a)	If the Company is entitled to:

(i)	make a claim under any of the Insurance Policies after Completion in relation to a matter occurring prior to Completion; or

(ii)	the benefit of a claim after Completion under any of the Insurance Policies in relation to a matter occurring prior to Completion where the Insurance Policy continues to be held by the Seller Group (“Post-Completion Claim”) or where the assistance of the Seller Group is otherwise required in initiating or pursuing the claim, then the Seller must or must procure that the relevant Seller Group Member:

(iii)	use its best endeavours to recover under the relevant Insurance Policies which respond to the Post-Completion Claim;

(iv)	keep the Buyer informed of the conduct of the Post-Completion Claim; and

(v)	not waive any of its rights under the Insurance Policies in relation to Post-Completion Claims or do anything to prejudice the Post-Completion Claim without the prior direction or consent of the Buyer.

(b)	If a Seller Group Member recovers an amount equal to or more than the entitlement of the Company under a Post-Completion Claim, the Seller must or must procure that the relevant Seller Group Member pays the Buyer an amount equal to the entitlement of the Company under the Post-Completion Claim.

(c)	If a Seller Group Member recovers an amount less than the entitlement of the Company under a Post-Completion Claim, the Seller must or must procure that the relevant Seller Group Member pays the Company a proportion of the amount recovered which is equal to the amount which the Company’s entitlement bears to the total recovered amount.

21	Confidential Information and privacy

21.1	Confidential Information

Subject to clauses 21.6, 21.8 and 21.10, no Confidential Information may be disclosed by the Receiving Party to any person except:

(a)	to Representatives of the Receiving Party or its Related Bodies Corporate requiring the information for the purposes of this agreement;

(b)	with the consent of the Disclosing Party;

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(c)	if the Receiving Party is required to do so by law, a stock exchange or any regulatory authority; or

(d)	if the Receiving Party is required to do so in connection with legal proceedings relating to this agreement.

21.2	Disclosure of Confidential Information

If the Receiving Party discloses information under clause 21.1(a) or (b) the Receiving Party must use its reasonable endeavours to ensure that recipients of the Confidential Information do not disclose the Confidential Information except in the circumstances permitted in clause 21.1.

21.3	Use of confidential information

Without limiting clause 21.7, except for the Confidential Information of the Company, the Buyer Group must not use any Confidential Information of any Seller Group Member except for the purposes of performing its obligations under this agreement.

21.4	Excluded Information

Clauses 21.1, 21.2 and 21.3 do not apply to Excluded Information.

21.5	Delivery of materials

Following termination of this agreement, the Receiving Party must, on the request of the Disclosing Party, immediately deliver to the Disclosing Party or otherwise destroy all documents or other materials containing or referring to Confidential Information of the Disclosing Party which are:

(a)	in the Receiving Party’s possession, power or control; or

(b)	in the possession, power or control of persons who have received Confidential Information under clause 21.1(a) or (b).

21.6	Disclosure to other potential buyers

The Buyer acknowledges that the Seller has disclosed to other potential buyers of the Shares information which may be of a confidential nature and that clause 21.1 does not apply to any such disclosure.

21.7	Disclosure prior to the date of this agreement

The Buyer acknowledges that the Seller has disclosed information prior to the date of this agreement which may be of a confidential nature and that clause 21.1 does not apply to any such disclosure prior to the date of this agreement.

21.8	Enforcement by the Company

Nothing in this clause 21 will prevent the Company from enforcing any confidentiality agreement entered into by potential buyers of the Shares (“Other Buyers”) before the date of this agreement (“Confidentiality Agreements”), to the extent that the confidentiality agreement was for the benefit of and is enforceable by the Company.

21.9	Enforcement by the Seller or Seller Group Members

(a)	Immediately after Completion, the Seller must or must procure that members of the Seller Group exercise their rights under the

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Confidentiality Agreements to require that all Other Buyers return or destroy all information relating to the Company, the Shares or the Business provided to them.

(b)	If and when requested by the Buyer at any time after Completion, and at the Buyer’s cost, the Seller must or must procure that members of the Seller Group take such steps as the Buyer reasonably requires to enforce any other rights of the Seller or members of the Seller Group under the Confidentiality Agreements.

21.10	Post Completion

(a)	All information in relation to the Business and the Company (but for the avoidance of doubt, excluding information regarding any Seller Group Member and their respective operations) shall cease to be Confidential Information of the Seller on and from Completion, and the Buyer shall not be under any further restraint on its use or disclosure of such information.

(b)	On and from Completion, the Seller must not disclose any information relating to the Business, the Shares or the Company to any person (other than a Seller Group Member) except:

(i)	with the consent of the Buyer or as permitted under this agreement;

(ii)	if the Seller is required to do so by law, a stock exchange or any regulatory authority; or

(iii)	if the Seller is required to do so in connection with legal proceedings relating to this agreement.

22	Announcements

22.1	Public announcements

Subject to clause 22.2, no party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this agreement unless it has first obtained the written consent of the other parties which consent is not to be unreasonably withheld or delayed.

22.2	Public announcements required by law

Clauses 21.1 and 22.1 do not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange, if the party required to make or send it has:

(a)	provided the other party with sufficient notice to enable it to seek a protective order or other remedy; and

(b)	provided all assistance and co-operation that the other party considers necessary to prevent or minimise that disclosure.

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23	Goods and services tax (GST)

23.1	Consideration does not include GST

The consideration specified in this agreement does not include any amount for GST.

23.2	Recovery of GST

If a supply under this agreement is subject to GST, the recipient must pay to the supplier an additional amount equal to the Amount of the Consideration multiplied by the applicable GST rate.

23.3	Time of payment

The additional amount is payable at the same time as the consideration for the supply is payable or is to be provided. However, the additional amount need not be paid until the supplier gives the recipient a Tax Invoice.

23.4	Adjustment of additional amount

If the additional amount differs from the amount of GST payable by the supplier, the parties must adjust the additional amount.

23.5	Reimbursement

If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the party is entitled to an Input Tax Credit.

24	Costs and stamp duty

24.1	Legal costs

The Seller and the Buyer agree to pay their own Costs in connection with the preparation, negotiation, execution and completion of this agreement, except for amounts covered by clause 24.2.

24.2	Stamp duty and registration fees

(a)	The Buyer:

(i)	agrees to pay or reimburse all stamp duty, registration fees and similar taxes payable or assessed as being payable in connection with this agreement or any other transaction contemplated by this agreement (including any fees, fines, penalties and interest in connection with any of those amounts); and

(ii)	indemnifies the Seller against, and agrees to reimburse and compensate it for, any liability in respect of stamp duty under clause 24.2(a)(i).

(b)	The Buyer agrees to pay amounts due to the Seller under this clause within 3 Business Days of demand from the Seller.

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25	Notices and other communications

25.1	Form

(a)	Unless this agreement expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications in connection with this agreement must be in writing and signed by the sender (if an individual) or an Authorised Officer of the sender.

(b)	All communications must also be marked for the attention of the person referred to in the Details (or, if the recipient has notified otherwise, then marked for attention in the way last notified).

25.2	Delivery

Communications must be:

(a)	left at the address referred to in the Details;

(b)	sent by regular ordinary post (airmail if appropriate) to the address referred to in the Details;

(c)	sent by fax to the fax number referred to in the Details; or

(d)	sent by email to the email address referred to in the Details.

25.3	When effective

Communications take effect from the time they are received or taken to be received under clause 25.4 (whichever happens first) unless a later time is specified in the communication.

25.4	When taken to be received

Communications are taken to be received:

(a)	if delivered in person, when delivered;

(b)	if sent by post, 6 Business Days after posting (or 10 days after posting if sent from 1 country to another);

(c)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent without error; or

(d)	if sent by email, the earlier of:

(i)	the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email;

(ii)	the time that the email is first opened or read by the intended recipient, or an employee or officer of the intended recipient; and

(iii)	two hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that two hour period, an automated message that the email has not been delivered.

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25.5	Receipt outside business hours

Despite anything else in this clause 25, if communications are received or taken to be received under clause 25.4 after 5.00pm on a Business Day or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day. For the purposes of this clause, the place in the definition of Business Day is taken to be the place specified in the Details as the address of the recipient and the time of receipt is the time in that place.

26	General

26.1	Variation and waiver

A provision of this agreement, or right, power or remedy created under it, may not be varied or waived except in writing signed by all parties to this agreement.

26.2	Consents, approvals or waivers

By giving any approval, consent or waiver a party does not give any representation or warranty as to any circumstance in connection with the subject matter of the consent, approval or waiver.

26.3	Discretion in exercising rights

Unless this agreement expressly states otherwise, a party may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this agreement in its absolute discretion (including by imposing conditions).

26.4	Partial exercising of rights

Unless this agreement expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this agreement fully or at a given time, they may still exercise it later.

26.5	Conflict of interest

Each party may exercise their rights, powers and remedies in connection with this agreement even if this involves a conflict of duty or they have a personal interest in their exercise.

26.6	Remedies cumulative

The rights, powers and remedies in connection with this agreement are in addition to other rights, powers and remedies given by law independently of this agreement.

26.7	Indemnities and reimbursement obligations

Any indemnity, reimbursement or similar obligation in this agreement:

(a)	is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this agreement, any settlement or any other thing including Completion;

(b)	is independent of any other obligations under this agreement; and

(c)	continues after this agreement, or any obligation arising under it, ends.

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It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this agreement.

26.8	Inconsistent law

To the extent the law permits, this agreement prevails to the extent it is inconsistent with any law.

26.9	Supervening law

Any present or future law which operates to vary the obligations of a party in connection with this agreement with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

26.10	Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed is the date of the document.

26.11	Representations and undertakings continue

Each representation, warranty and undertaking in this agreement is a continuing obligation despite Completion.

26.12	Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

26.13	Further steps

The parties agree to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), which another party asks and considers necessary to:

(a)	bind the party and any other person intended to be bound under this agreement; or

(b)	show whether the party is complying with this agreement.

26.14	Severability

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

26.15	Rules of construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of or seeks to rely on this agreement or any part of it.

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26.16	Knowledge and belief

Where a Warranty is given to a Seller’s awareness or knowledge, including to the best of its knowledge or awareness or so far as the Seller is aware, the Seller will be deemed to know or be aware of a particular fact, matter or circumstance only if one or more of:

(a)	Anthony Pitt;

(b)	Brett Harris;

(c)	Frank Coldwell;

(d)	Chris Hatherly;

(e)	Mike Carrucan;

(f)	Ben Farrar; and

(g)	Roger Nasser,

are actually aware of that fact, matter or circumstance on the date the Warranty is given or would have been aware had they made reasonable enquiries on the date the Warranty is given. The individuals referred to in this clause 26.16 are not in any way personally responsible for the accuracy of the Warranties and will not be personally liable for any Claim.

26.17	Assignment

(a)	Subject to clause 26.17(b), no party may assign or otherwise deal with its rights under this agreement or allow any interest in them to arise or be varied, in each case without the consent of the other parties, which consent must not be unreasonably withheld or delayed.

(b)	The Buyer may create an Encumbrance over all or any part of its rights under this agreement in favour of a recognised financial institution to secure financial accommodation.

27	Governing law

27.1	Governing law and jurisdiction

The law in force in the place specified in the Details governs this agreement. The parties submit to the non-exclusive jurisdiction of the courts of that place.

27.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this agreement may be served on a party by being delivered or left at that party’s address for services of notices under clause 25.2.

27.3	Process agent

The Buyer Guarantor irrevocably appoints the Buyer as its agent to accept service of process in Australia in any legal action or proceeding arising out of this agreement and delivery of any process to the Buyer’s address for services of notices under clause 25.2 constitutes service.

EXECUTED as an agreement

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Share Sale Agreement

Schedule 1 Shares

The Shares in the Company are held by the Seller as follows:

Shareholder	Class of Shares	No. of Shares	Fully paid?
Glencore Coal Pty Limited	Ordinary	100	Yes

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Share sale Agreement

Schedule 2 Warranties

1	Incorporation and power

1.1	Status

The Company has been duly incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted.

1.2	Compliance with constituent documents

The Business and affairs of the Company have at all times been and continue to be conducted in accordance with the Constitution.

1.3	Seller

(a)	The Seller has been duly incorporated or formed in accordance with the laws of its place of incorporation or formation and is validly existing under those laws.

(b)	The Seller has full corporate power and authority to own the Shares.

(c)	The Seller has the power to enter into and perform this agreement and has obtained all necessary consents and authorisations to enable it to do so.

(d)	This agreement constitutes valid and binding obligations upon the Seller enforceable in accordance with its terms by appropriate legal remedy.

(e)	The entry into and performance of this agreement by the Seller do not conflict with or result in a breach of or default under any applicable law, any material term or provision of its constitution or any material term or provision of any agreement or deed or writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

(f)	No voluntary arrangement has been proposed or reached with any creditors of the Seller.

(g)	The Seller is able to pay its debts as and when they fall due.

2	Shares

2.1	Proportion of capital

The Shares comprise all of the issued capital of the Company and are fully paid.

2.2	Title

The Seller is the sole registered, legal and beneficial owner of the Shares.

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2.3	No Encumbrances

There are no Encumbrances over the Shares and there is no agreement to give or create any Encumbrances over the Shares.

2.4	No restriction

There is no restriction on the transfer of the Shares to the Buyer.

2.5	Consents

The Seller has obtained all consents necessary to enable it to transfer the Shares to the Buyer.

2.6	No breach

The transfer of the Shares does not breach any obligation or agreement binding on the Seller or the Company.

2.7	Other agreements

There are no agreements, arrangements or understandings in place in respect of the Shares under which the Company is obliged at any time to issue any shares or other securities in the Company or which relates to the voting of the Shares.

3	Documents and Records

3.1	Records complete, accurate and up to date

The Records of the Company:

(a)	have been maintained in all material respects in accordance with proper accounting and business practices and all applicable Laws; and

(b)	are in the possession or under the custody or control of the Company.

3.2	Filings required by law

Each document or filing which is required by law to be delivered or made to any Government Agency by the Company has been duly delivered or made.

4	Corporate information

4.1	Share details

Schedule 1 contains complete, accurate and up-to-date details of the Shares.

4.2	Issued shares

All of the issued shares in the capital of the Company are validly allotted and issued and were not allotted or issued or transferred in breach of any:

(a)	pre-emptive or similar rights of any person; or

(b)	contract which is binding on the Company.

4.3	All shares fully paid

All shares in the capital of the Company are fully paid.

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5	Financial position

5.1	Accounts

(a)	The Last Accounts:

(i)	give a true and fair view of the financial position and the assets and liabilities of the Company as at the Last Balance Date; and

(ii)	have been prepared in compliance with the Corporations Act, the Accounting Standards applied on a consistent basis, other than with respect to applicable functional currency, and all other applicable laws and regulations.

(b)	For the period between the Last Balance Date and the date of this agreement, the Company has carried on its business in the ordinary and usual course.

6	Employees

The Company does not have any employees.

7	Solvency

The Company is not Insolvent.

8	Rolling Stock

8.1	Title

The Company has legal and beneficial title to the Rolling Stock.

8.2	No Encumbrance

There are no Encumbrances over the Rolling Stock other than the Rolling Stock Lease.

8.3	Notice

No notice has been served on the Company or a Seller Group Member by any Government Agency which may materially impair, prevent or otherwise interfere with the Company’s use of or rights in the Rolling Stock.

9	Material Contracts

9.1	Material Contracts

All Material Contracts have been fully disclosed in the Disclosure Material and to the best of the Seller’s knowledge and belief:

(a)	the Material Contracts are on foot on the terms disclosed to the Buyer;

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(b)	neither the Company nor any Seller Group Member that is party to a Material Contract has done, permitted to be done or omitted to do anything that would likely cause any of the Material Contracts to be terminated or give another party to a Material Contract the right to bring a Claim against the Company;

(c)	as at the date of this agreement each Material Contract is valid, binding and enforceable against each counterparty to that Material Contract, in accordance with its terms;

(d)	there has been no failure by the Company to comply with a material obligation under a Material Contract that would have a material adverse effect on the Company; and

(e)	as at the date of this agreement no party to any Material Contract is in material breach of or material default under a Material Contract, or would be in material breach or material default but for a requirement of notice or lapse of time or both.

9.2	No other Material Contracts

So far as the Seller is aware as at the date of this agreement, except for the Material Contracts and Intercompany Debt (other than the Intercompany WC Debt) arrangements that will be forgiven or otherwise settled in full on or before Completion, there are no other contracts that are material to the Business.

10	Litigation

10.1	Current Litigation and investigations

As at the date of this agreement, the Company is not:

(a)	a party to or the subject of any action, litigation, prosecution or other proceeding; or

(b)	the subject of any ruling, judgement, order or decree by any Government Agency or any other person,

which may have a material adverse effect upon the Company and the Business or any of the Rolling Stock.

10.2	Pending, threatened or anticipated actions

(a)	So far as the Seller is aware, there is no action, litigation, prosecution or other proceeding, judgement, order or decree pending, threatened or anticipated, against the Company which, if decided against the Company, may have a material adverse effect on it.

(b)	So far as the Seller is aware, there is no fact, matter or circumstance that the Seller considers, acting reasonably, would give rise to any action, litigation, prosecution or other proceeding against the Company.

10.3	Judgments or awards

To the best of the Seller’s knowledge, there is no:

(a)	unsatisfied judgment or award outstanding against the Company or its assets; or

(b)	execution or process of any party issued against or levied or enforceable upon or against the Company or its assets, whether or not the effect of such execution or process has been stayed.

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11	Information

(a)	Subject to paragraph 11(b), as at the date of this agreement, the Disclosure Material (except Third Party Reports) was prepared in good faith and with reasonable care by the Seller and its Representatives and in doing so the Seller and its Representatives have not:

(i)	omitted anything from the Disclosure Material that would be relevant to the Business or the acquisition of the Shares or a decision to enter into the Rail Haulage Agreement; or

(ii)	included anything that is misleading in the Disclosure Material.

(b)	As at the date of agreement, the Seller has reviewed the Third Party Reports and, so far as the Seller is aware, the Third Party Reports were prepared in good faith and do not contain any material factual errors.

12	Subsidiaries

The Company has no Subsidiaries and does not Control any entity.

13	Third Party Debt and obligations

(a)	The Company has no Third Party Debt.

(b)	Other than the Deed of Cross Guarantee, the Company has not given or entered into any guarantee, indemnity, undertaking or commitment of or in respect of the obligations or Liabilities of any third party.

14	Compliance with Laws

To the best of the Seller’s knowledge and belief, the Company has complied in all material respects with all applicable Laws and there has been no material contravention, or allegation of any material contravention, of any applicable Law.

15	Insurance

The Insurance Policies cover the Company and are current and in force and to the best of the Seller’s knowledge and belief, no fact or circumstance exists that would render any such insurance void, voidable or unenforceable in any material respect.

16	Approvals and environment

(a)	The Company has all Approvals issued by Government Agencies.

(b)	The Company has at all relevant times held all Fuel Facilities Approvals.

(c)	No Approvals have lapsed, been cancelled, forfeited, surrendered or suspended or have otherwise ceased to have effect.

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(d)	So far as the Seller is aware there is no fact, matter or circumstance that the Seller considers, acting reasonably, would result in the cancellation, forfeiture, surrender or suspension of the Approvals or the imposition of any material new or varied conditions under the Approvals.

(e)	To the best of the Seller’s knowledge, the Company or any Seller Group Member has not received written notice of any civil, criminal or administrative claims, demands, actions, suits or orders from a Government Agency:

(i)	under Environmental Law applicable to the Business or the Fuel Facilities; or

(ii)	in relation to the Approvals and the Fuel Facilities Approvals.

(f)	To the best of the Seller’s knowledge and belief:

(i)	there are no unremedied material breaches of:

(A)	Environmental Law applicable to the Business or the Fuel Facilities; or

(B)	the Approvals or the Fuel Facilities Approvals; and

(ii)	there is no threatened civil, criminal or administrative claim, demand, action, suit or order from a Government Agency:

(A)	under Environmental Law applicable to the Business or the Fuel Facilities; or

(B)	in respect of the Approvals or the Fuel Facilities Approvals,

in each case, that would be prejudicial to the Business or the Company.

17	Anti-corruption and sanctions

To the Seller’s best knowledge, neither the Company, nor any director, officer, employee or agent of the Company, nor any person acting on the Company’s behalf, has, in connection with, or otherwise relating to, the operation of the Business, engaged in activity or conduct that has resulted in or will result in a violation of:

(a)	any applicable Law which prohibits or has as its objective the prohibition of the giving, offering, solicitation and/or receipt of bribes and/or other improper benefits, including:

(i)	Division 70 of the Schedule to the Criminal Code Act 1995 (Cth);

(ii)	the Bribery Act 2010 (UK); and

(iii)	the Foreign Corrupt Practices Act of 1997 of the United States of America; or

(b)	any applicable domestic Laws that implement United Nations or state-imposed sanctions or export controls.

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18	Taxation

(a)	The Seller Tax Sharing Agreement has covered all group liabilities of the Seller Consolidated Group within the meaning of Division 721 of the 1997 Act.

(b)	In respect of any period that the Company was a member of any Consolidated Group, all group liabilities of that Consolidated Group were covered by a valid tax sharing agreement within the meaning of Division 721 of the 1997 Act, in accordance with section 721-25 of the 1997 Act.

(c)	Before Completion, the Company has paid or will pay to the head company of the Seller Consolidated Group a contribution amount within the meaning of section 721-35 of the 1997 Act, or a reasonable estimate thereof, such that at Completion the Company will leave the Seller Consolidated Group clear of all group liabilities within the meaning of that section.

19	Tenements and resources

(a)	The Exclusivity Tenements that comprise the Exclusivity Area are all of the exploration and mining tenements and authorities held in respect of and comprising the Mines as at the date of this agreement.

(b)	The resources and reserves and the NTK and Tonnage profiles set out in the management presentation prepared by or on behalf of the Seller, being document 01 in the ‘Coal Assets Presentation’ folder in the Data Room Index, all relate to NTK or Tonnages produced or expected to be able to be produced from the Exclusivity Tenements and the Exclusivity Area.

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Schedule 3 Pro Forma Completion Statement

	Excluded Balances	Working Capital
$000
Cash Balances, cash and cash equivalents		X
Inventories		X
Trade receivables		X
Prepaid expenses		X
Other current receivables		X
Property, Plant & Equipment	X
Deferred tax assets	X
Non-Current loan receivable		X
Accounts payable		(X)
Accruals and provisions		(X)
Income tax payable		(X)
Other current financial liabilities		(X)
Other current payables		(X)
Non-Current loan payable		(X)
Deferred tax liabilities	(X)
TOTAL	excluded balances	Effective Time Net Working Capital

Accounting principles

(a)	Amounts included in the “Accounts payable” line item are to include liability for indirect taxes (including GST).

(b)	To the extent any items of a working capital nature are not captured in the above line items, they will be incorporated in the Effective Time Net Working Capital calculation.

(c)	Any debt or financial liability items not specifically captured in the above line items (including any amounts referred to in clause 5.3(j) which are not paid or settled in full before Completion in accordance with that clause and any Intercompany WC Debt) will also be captured in the Effective Time Net Working Capital calculation.

Schedule 4 Rolling Stock

See hard copy attached

Schedule 5 Last Accounts

Actual 2016 from 1 January 2016 to 30 September 2016 (AUD)
Statement of financial position	As at 30/09/2016
Assets
Current assets
Cash and cash equivalents	8,622,600
Inventories	257,012
Accounts receivable	3,870,297
Prepaid expenses and other assets	—

Total current assets	12,749,909

Non-current assets
Property, plant and equipment	222,331,852
Deferred tax assets	152,809
Non-Current loan receivable	—

Total non-current assets	222,484,661

Total assets	235,234,570

Liabilities
Current liabilities
Accounts payable	4,766,301
Income tax payable	40,979,454
Other financial liabilities	1,423,428

Total current liabilities	47,169,183

Non-current liabilities
Borrowings	39,157,721
Deferred tax liabilities	38,590,583

Total non-current liabilities	77,748,304

Total liabilities	124,917,487

Net assets	110,317,083

Equity
Capital and reserves
Issued capital	100
Accumulated profits/losses	110,316,983
Dividends paid (cumulative)	—

Total equity	110,317,083

Directors’ release

Schedule 6 Deed of release

Directors’ release

Dated

Glencore Rail (NSW) Pty Limited (ACN 079 546 777) (“Company”)

[insert name of director] (“Officer”)

King & Wood Mallesons

Level 61

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

DX 113 Sydney

www.kwm.com

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Parties

Company	Name	Glencore Rail (NSW) Pty Limited

	ACN	079 546 777

	Address	Level 44, Gateway, 1 Macquarie Place, Sydney, NSW 2000

	Attention	Company Secretary

Officer	Name	[full name]

	Address	[address]

Recitals

A      The Officer is a director of the Company.

B      The Officer will resign as a director of the Company on completion of the sale of the Company from Glencore Coal Pty Limited (ACN 082 271 930) to GWI Acquisitions Pty Ltd (ACN 615 317 130) (“Completion”).

C      The Company agrees to release the Officer to the maximum extent permitted by law on the terms set out in this document.

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1	Interpretation

Unless the contrary intention appears Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise and which either party has or may have against the other in connection with the cessation of the Officer’s directorship of the Company.

2	Release of Officer

To the maximum extent permitted by law, the Company agrees:

(a)	to unconditionally release the Officer from all rights and Claims of the Company relating to his engagement by the Company; and

(b)	not to issue any proceedings in respect of all rights and Claims relating to the Officer’s engagement by the Company,

except for matters arising from the wilful misconduct or dishonesty of the Officer.

The Officer may plead this document in bar to any Claim or proceedings by the Company or any person claiming on their behalf in respect of Claims or any matter related thereto other than a Claim in relation to a breach of this document by the Officer.

3	Indemnity

To the maximum extent permitted by law the Company will indemnify the Officer against all Claims which

(a)	the Company; or

(b)	any shareholder of the Company which is a shareholder of the Company upon and from Completion,

has or may have at any time against the Officer in respect of his engagement by the Company and any conduct (other than wilful misconduct or dishonesty) of the Officer involving or relating in any way whatsoever to other shareholders of the Company as at Completion.

4	Costs

The parties agree to pay their own costs and expenses in connection with the preparation, negotiation, execution and completion of this document.

5	General

5.1	Variation and waiver

A provision of this document or right, power or remedy created under it, may not be varied or waived except in writing signed by both parties to this document.

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5.2	Partial exercising of rights

Unless this document expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this document fully or at a given time, they may still exercise it later.

5.3	Remedies cumulative

The rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given by law independently of this document.

5.4	Supervening law

Any present or future legislation which operates to vary the obligations of a party in connection with this document with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

5.5	Counterparts

This document may consist of a number of copies, each signed by 1 or more parties to it. If so, the signed copies are treated as making up a single document.

5.6	Entire agreement

This document constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

5.7	Severability

If the whole or any part of a provision of this document is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this document has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause 5.7 has no effect if the severance alters the basic nature of this document or is contrary to public policy.

5.8	Indemnities and reimbursement obligations

Any indemnity, reimbursement or similar obligation in this document:

(a)	is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this document, any settlement or any other thing;

(b)	is independent of any other obligations under this document; and

(c)	continues after this document, or any obligation arising under it, ends.

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.

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6	Governing law

6.1	Governing law and jurisdiction

The law in force in New South Wales governs this document. The parties submit to the non-exclusive jurisdiction of the courts of that place.

6.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address for service of notices in the recitals to this document.

EXECUTED as a deed.

DATED:

EXECUTED by GLENCORE RAIL NSW PTY LIMITED. in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)
)
	)	Signature of director/company secretary*
)
	)	*delete whichever is not applicable
Signature of director	)
)
	)	Name of director/company secretary* (block letters)
Name of director (block letters))
*delete whichever is not applicable

SIGNED, SEALED AND DELIVERED by [OFFICER NAME] in the presence of:	)
)
)
)
)
)
Signature of witness	)
)
)
Name of witness (block letters))		Signature of #OFFICER NAME#
)

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Signing page

EXECUTED as an agreement.

DATED: 20 October 2016

SELLER

SIGNED by NICHOLAS PAPPAS as	)
attorney for GLENCORE COAL PTY	)
LIMITED ACN 082 271 930 under	)
power of attorney dated 19 October	)
2016 in the presence of:	)
)
)
/s/ James Slimnicanovski	)	/s/ Nicholas Pappas
Signature of witness	)
	)	By executing this document the
James Slimnicanovski	)	attorney states that the attorney has
Name of witness (block letters))		received no notice of revocation of the
	)	power of attorney

SELLER GUARANTOR

SIGNED by NICHOLAS PAPPAS	)
as attorney for GLENCORE	)
OPERATIONS AUSTRALIA PTY	)
LIMITED ACN 128 115 140 under	)
power of attorney dated 19 October	)
2016 in the presence of:	)
)
	)	/s/ Nicholas Pappas
/s/ James Slimnicanovski	)
Signature of witness	)	By executing this document the
	)	attorney states that the attorney has
James Slimnicanovski	)	received no notice of revocation of the
Name of witness (block letters))		power of attorney

© King & Wood Mallesons	Share Sale Agreement
30379804_3

BUYER

EXECUTED by GWI ACQUISITIONS	)
PTY LTD in accordance with section	)
127(1) of the Corporations Act 2001)
(Cth) by authority of its directors:	)
)
/s/ Greg Pauline	)	/s/ Michael Morris
)
Signature of director	)	Signature of director/company
	)	secretary*
Greg Pauline	)	*delete whichever is not applicable
)
Name of director (block letters))		Michael Morris
Name of director (block letters)

BUYER GUARANTOR

EXECUTED by GENESEE &	)
WYOMING INC. by its duly authorised	)
representative in the presence of:	)
)
/s/ Alfred Q. Ricotta	)	/s/ Matthew O. Walsh
)
Signature of witness	)	Signature of authorised representative
)
Alfred Q. Ricotta	)	Matthew O. Walsh, Executive Vice
	)	President, Global Corporate
Name of witness	)	Development Name and position
)

© King & Wood Mallesons	Share Sale Agreement
30379804_3

Share sale Agreement

List of Annexures

Annexure A – Data Room Index

© King & Wood Mallesons	74
30379804_3

Annexure A Data Room Index